Foodarama Supermarkets, Inc.

                                                                          [LOGO]

Notice of Annual Meeting of
Shareholders, Proxy Statement
and Annual Report 1998



                                  [PHOTOGRAPH]



                       A World Class Supermarket Operation



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[LOGO]
FOODARAMA SUPERMARKETS, INC.


            [MAP SHOWING STORE LOCATIONS IN THE STATE OF NEW JERSEY.]


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                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                               Howell, New Jersey

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     To Be Held on Wednesday, April 7, 1999

                                   ----------

     The Annual Meeting of Shareholders (the "Meeting") of Foodarama Supermarkets, Inc. (the "Company") will be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on Wednesday, April 7, 1999 at 10:30 A.M. (local time), for the following purposes:

     1.   To elect a Board of four Directors; and

     2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on February 23, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of shareholders as of the record date will be available to shareholders at the Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU WILL BE PRESENT AT THE MEETING.

                                              By Order of the Board of Directors




                                              /s/ Richard J. Saker,

Howell, New Jersey                            Richard J. Saker,
March 3, 1999                                 Secretary

                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                               Howell, New Jersey

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                               GENERAL INFORMATION

     This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of Foodarama Supermarkets, Inc. (the "Company") in connection with the solicitation, by and on behalf of the management of the Company, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on Wednesday, April 7, 1999 at 10:30 a.m. (local time) and at all postponements or adjournments thereof.

     The securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. The number of outstanding shares of Common Stock on February 23, 1999 was 1,117,150. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote is required for the election of Directors. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, authority withheld for any nominee for Director and any abstentions or broker non-votes. Authority withheld will be counted toward the tabulation of total votes cast in the election of Directors and will have the same effect as a negative vote. Any proxy submitted and containing an abstention or a broker non-vote is not counted as a vote cast on any matter to which it relates and will only be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies have previously been revoked. Unless otherwise instructed, the shares of Common Stock represented by such proxies will be voted "for" the election of management's nominees for Director. Management does not know of any other matter to be brought before the Annual Meeting, but it is intended that, as to any such other matter, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder unless otherwise directed by the shareholders.

     The Company's mailing address is 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728 and its telephone number is (732) 462-4700. The notice, proxy statement and enclosed form of proxy are being mailed to shareholders on or about March 3, 1999.

     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (a) delivering written notice of such revocation to the Secretary of the Company at its offices; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Annual Meeting and requesting the return of his or her proxy.

     YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
PRINCIPAL
SHAREHOLDERS

                    The following table shows, as of February 23, 1999, the persons known to the Company who owned directly or beneficially more than 5% of the outstanding Common Stock of the Company:

                                                                                  Amount
                                                                               Beneficially      Percent
                    Name of Beneficial Owner                                       Owned        of Class
                    -------------------------------------------------------------------------------------
                    Joseph J. Saker (1) (2) (3) .............................     324,287         29.0
                    Estate of Mary Saker (1) (3) ............................      62,798          5.6
                    Richard J. Saker (1) (4) ................................      82,809          7.4
                    Dimensional Fund Advisors, Inc. (5) .....................      87,300          7.8
                    Arthur N. Abbey (6) .....................................     108,000          9.7

                    ----------

                    (1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

                    (2) Includes 13,378 shares held by Joseph J. Saker's wife and 31,399 shares willed to him by Mary Saker.

                    (3) Mary Saker, deceased, was the mother of Joseph J. Saker. One-half or 31,399 of her shares have been willed to Joseph J. Saker.

                    (4) Includes 1,760 shares held by Richard J. Saker's wife and 630 shares which are held in a trust for Mr. Saker's son, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

                    (5) The address of Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The Company has been advised that, as of December 31, 1998, Dimensional is deemed to have beneficial ownership of 87,300 shares of the Company's stock, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust, the DFA Group Trust or the DFA Participating Group Trust (collectively, the "Trusts"), investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 52,200 shares and persons who are officers of Dimensional also serve as officers of the Fund and Trusts and in such capacity such persons vote 22,100 additional shares which are owned by the Fund and 13,000 shares which are owned by the Trust. Dimensional has sole dispositive power with respect to 87,300 shares of the Company's Common Stock. Dimensional disclaims beneficial ownership of all such shares. Dimensional has reported that these shares are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the Common Stock.

                    (6) The address of Arthur N. Abbey is 212 East 39th Street, New York, N.Y. 10016. Based upon a copy of Schedule 13D dated October 8, 1996 and filed with the Securities and Exchange Commission on October 8, 1996, Mr. Abbey has sole voting power with respect to the shares.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
SECURITIES OWNED
BY MANAGEMENT

                    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 23, 1999, by each director of the Company, the executive officers of the Company on such date and the executive officers and directors as a Group. Except as set forth in the footnotes to this table, the shareholders have sole voting and investment power over such shares.

                                                                                                  Amount
                                                                                              Beneficially     Percent
                    Name of Beneficial Owner                                                      Owned       of Class
                    ---------------------------------------------------------------------------------------------------
                    Joseph J. Saker (1) (2) .................................................    324,287         29.0
                    Richard J. Saker (1) (3) ................................................     82,809          7.4
                    Albert A. Zager (1) .....................................................      1,500          *
                    Charles T. Parton (1) ...................................................      2,500          *
                    Michael Shapiro (1) (4) .................................................      2,000          *
                    Emory A. Altobelli (1) ..................................................         25          *
                    Carl L. Montanaro (1) ...................................................         15          *
                    Robert V. Spires (1) ....................................................      1,000          *
                    Joseph C. Troilo (1) ....................................................         --         --
                    Directors and Executive Officers as a Group (9 persons)(2)(3)(4)(5) .....    414,136         37.1

                    (*)  Less than one percent.

                    (1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

                    (2) Includes 13,378 shares held by Joseph J. Saker's wife and 31,399 shares willed to him by Mary Saker.

                    (3) Includes 1,760 shares held by Richard J. Saker's wife and 630 shares which are held in a trust for Mr. Saker's son, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

                    (4)  Owned jointly with Mr. Shapiro's wife.

                    (5) Of the 414,136 shares, 411,096 are owned by the Directors of the Company.

                    Joseph J. Saker has obtained loans in connection with personal investments and other obligations and has pledged 223,700 shares of the Company's Common Stock, beneficially owned by him, to secure such loans. All of such loans were made for varying terms and interest rates by the respective lenders pursuant to routine promissory notes and agreements, under which the material events of default consist of nonpayment of principal or interest when due, adverse change in the financial condition of the borrower, material impairment of the collateral and death.

                    The Company's Revolving Credit and Term Loan Agreement (the "Loan Agreement"), provides that an event of default shall occur if Messrs. Joseph J. Saker and Richard J. Saker together, do not own, beneficially all voting rights with respect to at least 35% of all of the issued and outstanding Common Stock of the Company.

                    PROXY STATEMENT
================================================================================
NOMINEES AS
DIRECTORS
OF THE COMPANY

                    It is intended that the shares of the Company's Common Stock represented by proxies solicited hereby will be voted for the four nominees listed below. If for any reason any of the said nominees should be unable or unwilling to serve, which is not now anticipated, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. The Directors will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualified.

                                                                                                            Year First
                                                                                                             Elected a
                    Name and Age                         Principal Occupation                                Director
                    ---------------------------------------------------------------------------------------------------
                    Joseph J. Saker (70)                 Chairman of the Board and                             1958
                                                           President of the Company
                    Richard J. Saker (47)                Executive Vice President--Operations                  1987
                                                           and Secretary of the Company
                    Charles T. Parton (57)               President and Director of                             1995
                                                           Concorde Science & Technology, Inc.,
                                                           Import Brokers
                    Albert A. Zager (50)                 Partner--Carton, Witt, Arvanitis & Bariscillo, LLC,   1995
                                                           Attorneys

                    Mr. Joseph J. Saker has been President of the Company since its incorporation in 1958 and Chairman since 1971. In addition to his responsibilities with the Company, he serves on the Board of Governors of the Food Marketing Educational Foundation of St. Joseph's University (Philadelphia); is a member of the Board of Directors of Wakefern Food Corporation, and is active in other community affairs.

                    Mr. Richard J. Saker, a graduate of St. Joseph's University, has been employed by the Company since 1969, and has served as Senior Vice President--Operations from 1984 until 1995 at which time he assumed the position of Executive Vice President--Operations. He is the son of Joseph J. Saker.

                    Mr. Parton is the President of Concord Science and Technology Co., Inc. and has served in that position since May 1997. He has been a financial executive, consultant and Certified Financial Planner for the last five years and is Executive Vice President and Treasurer of The Parton Corporation. He is also a Director of Kuehne Chemical Co., Inc. (chlorine and caustic soda products).

                    Mr. Zager has been a member of Carton, Witt, Arvanitis & Bariscillo, LLC since 1977. He is President of the Board of Directors of the Center for Holocaust Studies of Brookdale College and outside General Counsel for Meridian Health System, Inc.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
DIRECTORS MEETINGS AND
COMMITTEES

                    The Company held seven meetings of its Board of Directors during the fiscal year ended October 31, 1998.

                    The Board of Directors of the Company has appointed Executive, Audit and Stock Option Committees. The Company does not have a compensation committee of the Board of Directors. Instead, the full Board of Directors acts on matters of compensation. The Executive Committee, which consists of Messrs. Joseph J. Saker and Richard J. Saker, generally holds weekly meetings. The Audit and Stock Option Committees both consist of Messrs. Parton and Zager. The Audit Committee is responsible for recommending a firm of independent auditors for the Company each year and reviews the results of the annual audit with the auditors. During the fiscal year ended October 31, 1998, the Audit Committee held two meetings and there were no meetings of the Stock Option Committee.

================================================================================
EXECUTIVE OFFICERS
OF THE COMPANY

                    The executive officers of the Company are as set forth below:

                    Name                                Age   Capacities in Which Served
                    ------------------------------------------------------------------------------------------
                    Joseph J. Saker (1)                 70    Chairman of the Board and President
                    Richard J. Saker (1)                47    Executive Vice President--Operations
                                                                and Secretary
                    Michael Shapiro (2)                 57    Senior Vice President, Chief Financial Officer
                                                                and Treasurer
                    Emory A. Altobelli (3)              58    Senior Vice President--Corporate Subsidiaries
                                                                and Services
                    Carl L. Montanaro (4)               57    Senior Vice President--Sales and Merchandising
                    Robert V. Spires (5)                45    Senior Vice President--Human Resources and
                                                                Labor Relations
                    Joseph C. Troilo (6)                65    Senior Vice President--Financial Administration,
                                                                Assistant Secretary and Assistant Treasurer

                    ----------
                    (1)  See Nominees as Director of the Company.

                    (2) Mr. Shapiro joined the Company on August 15, 1994 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that he was Vice President, Finance and Operations, of Apex One, Inc. from January 1992 to April 1994.

                    (3) Mr. Altobelli has served as Senior Vice President, Corporate Subsidiaries and Services, since June 21, 1995. Prior to such date he served as Senior Vice President, Administration, since June 1990.

                    (4) Mr. Montanaro was promoted to Senior Vice President on June 21, 1995. From March 1988 to such date he served as Vice President of Sales and Merchandising.

                    (5) Mr. Spires was promoted to Senior Vice President on June 21, 1995. From August 1991 to such date, he served as Vice President of Human Resources and Labor Relations.

                    (6) Mr. Troilo has served as Senior Vice President, Financial Administration, since August 1994. From 1974 to such date, he served as Senior Vice President, Finance.

                    PROXY STATEMENT
================================================================================
EXECUTIVE
COMPENSATION

                    The aggregate compensation paid or accrued by the Company during the last three fiscal years ended November 2, 1996, November 1, 1997 and October 31, 1998 to the Chief Executive Officer of the Company and to the four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation in salary and bonus exceeded $100,000 in the last fiscal year (the "Named Officers") is set forth in the following table:

                                               Summary Compensation Table
                                               --------------------------

                                                                                 Annual Compensation
                                                                             -------------------------       All Other
                    Name and Principal Position                      Year     Salary        Bonus          Compensation
                    -------------------------------------------------------------------------------------------------------
                    Joseph J. Saker                                  1998    $330,000      $45,109(1)      $ 75,297(3)(4)
                      President and                                  1997     300,000       11,538(2)        79,100(3)
                      Chief Executive Officer                        1996     275,090           --           54,400(3)
                    Richard J. Saker                                 1998    $325,000      $44,426(1)      $246,835(3)(4)
                      Executive Vice President,                      1997     294,615       10,961(2)       195,900(3)
                      Chief Operating Officer and Secretary          1996     254,808           --          159,200(3)
                    Michael Shapiro                                  1998    $174,893      $18,195(1)       $ 6,603(3)(4)
                      Senior Vice President,                         1997     163,339        6,183(2)            --
                      Chief Financial Officer and Treasurer          1996     161,066           --               --
                    Carl L. Montanaro                                1998    $140,596      $13,949(1)      $ 20,826(3)(4)
                      Senior Vice President,                         1997     133,031        4,740(2)        13,200(3)
                      Sales and Merchandising                        1996     128,680           --              400(3)
                    Emory A. Altobelli                               1998    $129,824      $10,420(1)      $ 31,897(3)(4)
                      Senior Vice President,                         1997     125,627        4,721(2)        26,800(3)
                      Corporate Subsidiaries and Services            1996     122,157           --           21,000(3)

                    (1) Incentive compensation paid pursuant to the Company's Incentive Compensation Plan for Fiscal Year Ending October 31, 1998 (the "Incentive Plan"). The Incentive Plan was adopted by the Board in fiscal 1998 to attract, retain and motivate non-union salaried employees by providing incentive compensation awards in cash. The Board administers the Incentive Plan, which includes designating non-union salaried employees eligible to participate in the Incentive Plan and awarding incentive compensation to the eligible employees, subject to the Company achieving certain specified levels of pre-tax profit. In administering the Incentive Plan, the Board took into account the recommendations of the Company's executive officers, except that determinations made with respect to the Company's Chief Executive Officer and Chief Operating Officer were made solely by the Company's independent directors.

                    (2) Bonuses paid pursuant to a resolution adopted by the Board of Directors of the Company on December 19, 1997 to award one-time bonus compensation to certain non-union salaried employees of the Company.

                    (3) Includes amounts accrued for, based on certain actuarial assumptions, but not paid to, the applicable named executive officer under the Company's Deferred Compensation Plan, which was approved by the Board of Directors on January 17, 1989. Amounts payable at retirement range from 40% to 50% of the employee's highest average compensation over a five-year period less primary Social Security, pension plan benefits and 401k benefits provided by the Company and are payable until death, but for a minimum of 120 months. This Plan covers six executive officers and other key employees and is intended to supplement the Company's retirement benefits. Such amounts are not payable until the earlier of the death, disability or retirement of the covered employee. The Company anticipates paying for benefits as they become due out of then current operating income, but expects over the long term that such payments will be recouped out of proceeds of life insurance purchased by the Company on the lives of the plan participants. The current annual premiums for all employees covered by this plan are approximately $51,000.

                         The Deferred Compensation Plan provides for a pre-retirement death benefit of one-half the amount payable upon retirement, actuarially computed, payable to the employee's beneficiary over 120 months. If the employee dies after retirement, such employee's beneficiary will receive the same benefit the employee would have received if the employee had lived for 120 months.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                         The annual compensation accrued for, but not yet paid to, the Named Officers for fiscal 1998 under the Deferred Compensation Plan was as follows: Mr. Joseph Saker--$70,100, Mr. Richard Saker--$242,100, Mr.
                         Shapiro--$0, Mr. Montanaro--$16,700 and Mr.
                         Altobelli--$26,600.

                    (4) Includes amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). The Company maintains a 401(k) Plan for all qualified non-union employees. Employees are eligible to participate after completing one year of service (1,000 hours) and attaining age 21. Employee contributions are discretionary to a maximum of 15% of eligible compensation but may not exceed $10,000 per year. Effective October 1, 1997, the Company may elect to match 25% of the employee's contributions up to 6% of employee eligible compensation not exceeding $160,000. The Company has the right to make additional discretionary contributions. These discretionary contributions amounted to 2% of eligible compensation for the period commencing October 1, 1997 and ending December 31, 1998. Amounts contributed or to be contributed by the Company to the accounts of the Named Officers for fiscal 1998 under the 401(k) Plan were as follows: Mr. Joseph Saker--$5,197, Mr. Richard Saker--$4,735, Mr. Shapiro--$6,603, Mr. Montanaro--$4,126 and Mr. Altobelli--$5,297.

================================================================================
PENSION PLAN

                    The Company maintains a defined benefit pension plan for eligible employees. Full vesting occurs after five years of service. Benefits upon retirement prior to age 65 are reduced actuarially. Benefits under the plan are determined by a formula equal to .6% times the highest five consecutive year average of a participant's compensation times the total years of service at September 30, 1997. The plan also provides for lump sum payments. The table set forth below specifies the estimated annual benefits payable upon normal retirement at age 65. Pursuant to a resolution adopted by the Board of Directors of the Company on September 24, 1997, years of service and benefit accruals for participants in the plan were frozen effective September 30, 1997. In lieu of contributions to the defined benefit pension plan, the Board of Directors of the Company on September 24, 1997 adopted a resolution whereby the Company shall contribute to the 401(k) Plan, for the period commencing October 1, 1997 and ending December 31, 1998, an amount equal to the sum of
                    (a) two percent (2%) of the eligible compensation of 401(k) Plan participants; and (b) $.25 for every $1.00 contributed to the 401(k) Plan by the participants up to 6% of the participant's eligible compensation. Prior to October 1, 1997 the Company did not make any contributions to the 401(k) Plan.

                                                      Years of Service at September 30, 1997
                                                 -------------------------------------------------
                    Remuneration                   15         20        25         30        35
                    ------------------------------------------------------------------------------
                    $100,000                     $ 7,500    $10,000   $12,500    $15,000   $17,500
                     125,000                       9,375     12,500    15,625     18,750    21,875
                     150,000                      11,250     15,000    18,750     22,500    26,250
                     175,000                      13,125     17,500    21,875     26,250    30,625
                     200,000                      15,000     20,000    25,000     30,000    35,000
                     225,000                      16,875     22,500    28,125     33,750    39,375
                     250,000                      18,750     25,000    31,250     37,500    43,750
                     275,000                      20,625     27,500    34,375     41,250    48,125
                     300,000                      22,500     30,000    37,500     45,000    52,500

                    For purposes of vesting benefits under the Pension Plan, the Company has credited Joseph J. Saker with 39 years of service; Richard J. Saker with 23 years of service; Michael Shapiro with 3 years of service; Emory A. Altobelli with 14 years of service; and Carl L. Montanaro with 35 years of service.

                    Mr. Joseph J. Saker received a lump sum distribution of $403,878 in January 1995, representing the amount of his vested interest in the Pension Plan.

                    PROXY STATEMENT
================================================================================
DIRECTORS'
COMPENSATION

                    All non-employee directors receive, in addition to reimbursement for their reasonable expenses associated with attendance at Board Meetings, an annual retainer fee of $11,000 payable quarterly in advance, and a participation fee of $1,000 for each meeting of the Board attended. All non-employee members of the Audit Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Audit Committee Meetings, a fee of $1,000 for each Audit Committee meeting attended if held on a day other than a day on which a Board meeting is held. All non-employee members of the Stock Option Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Stock Option Committee Meetings, a fee of $500 for each Stock Option Committee meeting attended if held on a day other than a day on which a Board Meeting is held.

                    The Company paid a total of $31,000 during the fiscal year ended October 31, 1998 to directors who are not employees of the Company.

================================================================================
COMPLIANCE
WITH REPORTING
REQUIREMENTS


                    Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

                    Based solely on the Company's review of the copies of such forms it has received, the Company believes that, during the fiscal year ended October 31, 1998, all of its Executive Officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act.

================================================================================
COMPENSATION
COMMITTEE
INTERLOCKS AND
INSIDER PARTICIPATION
IN COMPENSATION
DECISIONS

                    For the fiscal year ended October 31, 1998, the full Board of Directors performed the functions of a board compensation committee. Executive Officers who served on the Board of Directors were Mr. Joseph J. Saker, Chairman of the Board, President and Chief Executive Officer, and Mr. Richard J. Saker, Executive Vice President, Chief Operating Officer, and Secretary. The Board of Directors acted on matters of compensation for the Chief Executive Officer and the Chief Operating Officer, with each of such officers abstaining from any compensation decisions relating specifically to them.

================================================================================
COMPENSATION
REPORT OF
THE BOARD
OF DIRECTORS

                    The Board of Directors has acted as a compensation committee of the Board and has acted upon the compensation paid to the Company's Chairman, President and Chief Executive Officer and its Executive Vice President and Chief Operating Officer. After evaluation of several factors, including the contribution of each such officer to the Company as well as compensation paid for like positions in comparable companies, the independent members of the Board of Directors approved an increase in the salary paid to each of Mr. Joseph J. Saker, President and Chief Executive Officer of the Company, and Mr. Richard J. Saker, Executive Vice President and Chief Operating Officer of the Company, in fiscal 1998. The independent members of the Board of Directors believe that the compensation paid to these executive officers was below that for like positions in comparable companies. In addition, pursuant to the Company's Incentive Plan and based upon the Company's achievement of certain levels of pre-tax profit specified in the Incentive Plan, the Board of Directors awarded cash incentive compensation to certain non-union salaried employees of the Company, including Mr. Joseph J. Saker and Mr. Richard J. Saker, who received $45,109 and $44,426, respectively, under the Incentive Plan. See "Executive Compensation--Summary Compensation Table."




                    Charles T. Parton
                    Albert A. Zager

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
PERFORMANCE
ANALYSIS

                    Set forth below is a line graph comparing the cumulative total return of the Company, the AMEX Market Value Index and the Standard & Poor's 500 Composite Stock Price Index for the five years commencing October 30, 1993 and ended October 31, 1998.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                   1993    1994   1995   1996    1997    1998
                                   ----    ----   ----   ----    ----    ----
Foodarama Supermarkets, Inc.        100     78     79     93     120     208
Amex                                100     95    108    118     140     134
S&P 500                             100    104    134    162     227     248

                    PROXY STATEMENT
================================================================================
CERTAIN
TRANSACTIONS

                    (a) Certain Business Relationships and Related Party Transactions

                    As required by the By-Laws of Wakefern Food Corporation ("Wakefern"), a retailer-owned food distribution corporation which provides purchasing, warehousing and distribution services to the Company as well as other retail supermarket chains, the obligations owed by the Company to Wakefern are personally guaranteed by Joseph J. Saker and Richard J. Saker. As of October 31, 1998 the Company was indebted to Wakefern in the amount of $30,525,000 for current charges in the ordinary course of business. Wakefern presently requires each of its shareholders to invest up to $500,000 in Wakefern's non-voting capital stock for each store operated by it, computed in accordance with a formula based on the volume of such store's purchases from Wakefern. As of October 31, 1998 the Company had a 12.6% investment in Wakefern of $8,877,000. As a shareholder member of Wakefern, the Company earns a share of an annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year. As of October 31, 1998, the Company was indebted in connection with an investment in Wakefern. The debt of $1,113,000 was non-interest bearing and payable in scheduled installments over a period of up to six years. Additional information with respect to the Company's relationship with Wakefern is contained in the Company's 1998 Annual Report on Form 10-K and in the notes to the Company's 1998 financial statements.

                    The Company also has an investment in Insure-Rite, Ltd., another company affiliated with Wakefern, of $829,000 as of October 31, 1998. Insure-Rite, Ltd. provides the Company with its general liability and property insurance coverage. The Company paid $3,031,000 for such insurance coverage in fiscal 1998 and believes that such amount is comparable to the amount that would be charged by a similarly situated unaffiliated general liability and property insurer.

                    The Company leases from Joseph J. Saker, the President of the Company, and his wife, doing business as Saker Enterprises, a 57,000 square foot supermarket in Freehold, New Jersey, under a lease expiring December 31, 2003. The Company also leases from Saker Enterprises a 5,200 square foot garden center building and 5,000 square feet of yard area under a lease expiring December 31, 2003 and 9,000 square feet of space for its liquor store under a lease expiring December 31, 2003, both of which are located in the same shopping center as the supermarket. During the fiscal year ended October 31, 1998, aggregate amounts for rent (including taxes and insurance) of $577,000, $64,000 and $140,000 were paid by the Company to Saker Enterprises for the supermarket, garden center and liquor store, respectively.

                    The Company subleases from Wakefern a supermarket in East Windsor, New Jersey under a sublease expiring in 2008. The Company also subleases from Wakefern a supermarket in Marlboro, New Jersey under a sublease expiring in 2006. During the fiscal year ended October 31, 1998, aggregate amounts for rent of $739,000 and $777,000 were paid by the Company to Wakefern for the East Windsor supermarket and the Marlboro supermarket, respectively. Upon expiration of these subleases, the underlying leases will be assigned to and assumed by the Company provided that certain conditions, which include the absence of defaults by the Company in its obligations to Wakefern and the Company's lenders, and the maintenance of a specified level of net worth, are satisfied. The term of the leases for the East Windsor and Marlboro supermarkets expire in 2021 and 2018, respectively.

                    The Company believes that the terms of the foregoing transactions are comparable to those available for non-affiliated persons in the respective localities.

                    (b)  Indebtedness of Management

                    Joseph J. Saker, President of the Company, and doing business as Saker Enterprises, is indebted to the Company for advances made for construction on the South Freehold shopping center and other advances, which in total aggregated $245,000 as of October 31, 1998 including accrued interest at 9% per annum. The indebtedness is evidenced by notes payable in equal quarterly installments beginning July 1, 1998 of $27,619, which payments include interest at 9% per annum.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
INDEPENDENT
CERTIFIED PUBLIC
ACCOUNTANTS

                    The firm of Amper, Politziner & Mattia P.A., Independent Certified Public Accountants, was retained as auditors to the Company for the year ended October 31, 1998, as recommended by the Audit Committee. The selection of the independent public accountants for the Company is made by the Board of Directors. A representative of Amper, Politziner & Mattia P.A. will be present at the Annual Meeting to make a statement, if desired, and to respond to appropriate questions.

================================================================================
ANNUAL REPORT

                    The Company's Annual Report to shareholders for the fiscal year ended October 31, 1998, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with the proxy solicitation. On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended October 31, 1998. Requests should be addressed to Mr. Joseph C. Troilo, Senior Vice President-Financial Administration, Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

================================================================================
OTHER BUSINESS

                    Management is not aware at this time of any other matters to be presented for action. If however, any other matters properly come before the Annual meeting, unless otherwise directed, the persons named on the proxy intend to vote in accordance with their judgment on the matters presented.

================================================================================
PROXY SOLICITATION

                    The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's directors, officers, or regular employees personally or by telephone or telegraph. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares and will be reimbursed by the Company for their reasonable expenses. The Company does not expect to pay any compensation to third parties for the solicitation of proxies unless such solicitation has been requested by the Company.

================================================================================
SHAREHOLDER
PROPOSALS

                    A shareholder of the Company who wishes to present a proposal for action at the Company's 2000 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the Company by November 4, 1999.

                                             By Order of the Board of Directors,



                                             /s/ Richard J. Saker,

Howell, New Jersey                           Richard J. Saker,
March 3, 1999                                Secretary

[LOGO]
FOODARAMA SUPERMARKETS, INC.
Annual Report 1998

               FORWARD-LOOKING STATEMENTS

               All statements, other than statements of historical fact, included in this Annual Report, including without limitation the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," are, or may be deemed to be, "forward-looking statements" within the meaning of
               Section 27A of the Securities Act of 1933, as amended, and
               Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements contained in this Annual Report. Such potential risks and uncertainties, include without limitation, competitive pressures from other supermarket operators and warehouse club stores, economic conditions in the Company's primary markets, consumer spending patterns, availability of capital, cost of labor, cost of goods sold, year 2000 issues relating to computer applications, and other risk factors detailed herein and in other of the Company's Securities and Exchange Commission filings. The forward-looking statements are made as of the date of this Annual Report and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those projected in such forward-looking statements.

               FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
THE COMPANY

               The Company operates a chain of twenty-one supermarkets located in Central New Jersey, as well as two liquor stores and two garden centers, all licensed as ShopRite. The Company also operates a central food processing facility to supply its stores with meat, various prepared salads, prepared foods and other items, and a central baking facility which supplies its stores with bakery products. The Company is a member of Wakefern Food Corporation, the largest retailer owned food cooperative warehouse in the United States and owner of the ShopRite name.

               The Company has incorporated the concept of "World Class" supermarkets into its operations. "World Class" supermarkets are significantly larger than conventional supermarkets and feature fresh fish-on-ice, prime meat service butcher departments, in-store bakeries, international foods including Chinese, sushi and kosher sections, salad bars, snack bars, bulk foods and pharmacies. The Company has also introduced many of these features into its conventionally sized supermarkets through extensive renovations; these stores are considered "Mini-World Class" supermarkets. Currently, fifteen of the Registrant's stores are "World Class," four are "Mini-World Class" and two are conventional supermarkets.

================================================================================
STOCK PRICE
AND DIVIDEND
INFORMATION

               The Common Stock of Foodarama Supermarkets, Inc., is traded on the American Stock Exchange under the ticker symbol "FSM." High and low stock prices were as follows:

               Fiscal Quarter Ended                          High         Low
               -----------------------------------------------------------------
               February 1, 1997                             16-3/4      14
               May 3, 1997                                  17-3/8      14-7/8
               August 2, 1997                               19-1/2      17-1/2
               November 1, 1997                             18-3/4      16-7/8
               January 31, 1998                             24          18-3/4
               May 2, 1998                                  43          23-5/8
               August 1, 1998                               37          33-1/2
               October 31, 1998                             34-5/8      31-1/2

               No dividends have been declared or paid on the Company's Common Stock since October 1979. The Company has approximately 370 shareholders of record.

================================================================================
5 YEAR SUMMARY
OF OPERATIONS

                                                                            Fiscal Years Ended
                                            -----------------------------------------------------------------------------------
                                            October 31,       November 1,       November 2,       October 28,       October 29,
                                                1998              1997           1996 (a)            1995              1994
                                            -----------------------------------------------------------------------------------
                                                                  (000's omitted except per share data)
Sales ...............................       $  697,358        $  636,731        $  601,143        $  586,477        $  611,074
Cost of Sales .......................          520,624           475,764           449,077           438,222           462,407
                                            ----------        ----------        ----------        ----------        ----------
Gross Profit ........................          176,734           160,967           152,066           148,255           148,667
                                            ----------        ----------        ----------        ----------        ----------
Operating Expenses ..................          170,581           155,939           146,992           142,849           145,244
Interest, net .......................            3,433             3,994             3,339             4,146             4,666
Gain on sale of stores and
  real estate transactions ..........             --                (656)             --                (474)             (549)
Extraordinary item ..................             --                --                --               1,848              --
Change in Accounting ................             --                --                --                 236              --
                                            ----------        ----------        ----------        ----------        ----------
                                               174,014           159,277           150,331           148,605           149,361
                                            ----------        ----------        ----------        ----------        ----------
Income (loss) before
  income taxes ......................            2,720             1,690             1,735              (350)             (694)
Income taxes (provision)
  benefit ...........................             (940)             (626)             (339)              159               181
                                            ----------        ----------        ----------        ----------        ----------
Net income (loss) ...................       $    1,780        $    1,064        $    1,396        $     (191)       $     (513)
                                            ==========        ==========        ==========        ==========        ==========
Income (loss) per
  common share ......................       $     1.59        $      .90        $     1.13        $     (.29)       $     (.58)
                                            ==========        ==========        ==========        ==========        ==========
Weighted average number
  of common shares
  outstanding .......................        1,117,150         1,117,150         1,118,150         1,118,150         1,118,150
                                            ==========        ==========        ==========        ==========        ==========

(a)  53 weeks

               ANNUAL REPORT 1998
================================================================================
OFFICERS AND
DIRECTORS

DIRECTORS

+Joseph J. Saker
     Chairman of the Board and President,
     Foodarama Supermarkets, Inc.

+Richard J. Saker
     Executive Vice President,
     Foodarama Supermarkets, Inc.

*Albert A. Zager
     Partner,
     Carton, Witt, Arvanitis & Bariscillo, LLC, Attorneys

*Charles T. Parton
     President,
     Concorde Science & Technology, Inc.,
     Import Brokers

*Member, Audit & Stock Option Committees
+Member, Executive Committee

EXECUTIVE OFFICERS

Joseph J. Saker
     Chairman of the Board and President

Richard J. Saker
     Executive Vice President,
     Operations and Secretary

Michael Shapiro
     Senior Vice President,
     Chief Financial Officer and Treasurer

Emory A. Altobelli
     Senior Vice President,
     Corporate Subsidiaries and Services

Carl L. Montanaro
     Senior Vice President,
     Sales and Merchandising

Robert V. Spires
     Senior Vice President,
     Human Resources and Labor Relations

Joseph C. Troilo
     Senior Vice President,
     Financial Administration,
     Assistant Secretary and
     Assistant Treasurer

GENERAL COUNSEL

Giordano, Halleran & Ciesla, P.C.
 125 Half Mile Road
 Middletown, N.J. 07748

AUDITORS

Amper, Politziner & Mattia, P.A.
 2015 Lincoln Highway
 P.O. Box 988
 Edison, NJ 08818-0988

TRANSFER AGENT & REGISTRAR

American Stock Transfer Company
 40 Wall Street
 New York, N.Y. 10005

CORPORATE OFFICES

 922 Highway 33
 Building 6, Suite 1
 Howell, New Jersey, 07731
 (732) 462-4700

FORM 10-K REPORT

A copy of the Company's Form 10-K Annual Report, as filed with the Securities and Exchange Commission, is available to shareholders without charge upon written request to Mr. Joseph C. Troilo, Senior Vice President, Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
LETTER TO
SHAREHOLDERS

                    Dear Shareholder:

                    The Company's results from operations continued to improve in fiscal 1998. Sales for fiscal 1998 increased 9.5% to a record $697,358,000 from $636,731,000 in the prior year.
                    This increase was the result of improved sales in existing locations and the opening of two new World Class locations in February and August 1998. The store opened in February 1998 in East Windsor, New Jersey replaced an older, smaller facility in Hightstown, New Jersey. Comparable store sales increased 4.8% in fiscal 1998. A significant increase in promotional activities, including a variety of incentive programs and double couponing contributed to this increase.

                    Income from operations increased 22% to $6,153,000 in fiscal 1998 from $5,028,000 in fiscal 1997. Net income grew to $1,780,000 or $1.59 per share in fiscal 1998 compared to $1,064,000 or $.90 per share in the prior year period. 1997 results included a net gain on real estate transactions of $413,000 or $.37 per share.

                    Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 1998 were $15,765,000 as compared to $15,744,000 in fiscal 1997. Fiscal 1997 EBITDA includes $656,000 as a result of the gain on real estate transactions.

                    The Company's working capital position declined by $6,257,000 in fiscal 1998 to a ratio of .95 to 1.00 from
                    1.08 to 1.00 in fiscal 1997. The Company spent $17,625,000 on numerous capital projects during fiscal 1998, including the two new store locations, the purchase of an additional building at, and the refurbishing of, the meat and prepared foods processing facility in Linden, New Jersey, the remodeling of an additional location and the expansion of our location in West Long Branch, New Jersey. The remodeling of the previously existing portion of the store in West Long Branch is presently underway. Additional long-term debt of $10,543,000 was incurred in order to finance a portion of these projects. Additionally, the Company made principal payments under long-term debt, excluding capitalized leases, of $7,071,000. In order to provide additional funding, the Company is presently renegotiating the terms and conditions of the Credit Agreement with our primary lender. The current Credit Agreement matures in February 2000.

                    The two new World Class stores in East Windsor and in Bound Brook, New Jersey, which opened in February and in August 1998 respectively, have been very well received by our customers and continue to exceed initial projections. Construction has commenced on a World Class store in Wall Township, New Jersey which is a replacement location for an older, smaller store in Brielle, New Jersey. Additionally, three leases have been signed for replacement locations and plans are being finalized to expand two existing stores. Also, negotiations with the landlord are almost concluded to expand another existing store. All of the replacement stores, as well as the expansion of existing locations, will be World Class stores and should be completed over a two year period ending in fiscal 2000.

                    As part of our ongoing systems upgrade, installation of the new direct store delivery system in all stores was completed in fiscal 1998. Additionally, during fiscal 1998 the Company installed computer based training systems in all stores. The system is presently being used to train all new checkout personnel and will be used in the future to train employees in other store level positions.

                    In fiscal 1997, the Company appointed a Year 2000 task force to review all aspects of the Company's operations relating to Year 2000 issues. The task force is participating with Wakefern Food Corporation in the inventory and assessment of jointly operated store systems for Year 2000 readiness. The task force and Wakefern, where involved, have identified all computer based systems and applications (including embedded chip systems) which the Company uses, or which affect its operations, that might not be Year 2000 compliant. Those systems and equipment which are not Year 2000 compliant have been, or will be, modified, reprogrammed or replaced. The Company estimates that all critical systems and applications will be Year 2000 compliant by the fourth quarter of fiscal 1999. Both the Company and Wakefern are in the process of developing contingency plans to provide for viable alternatives to ensure that business operations are able to continue in the event of Year 2000 related system failures. Additional information regarding Year 2000 compliance is presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    We want to thank our employees and vendors for their continued dedication and hard work in satisfying our customers' needs, and our shareholders for their continued loyalty and support. A special thank you is extended to our customers for their continued patronage of the Foodarama ShopRite stores.


                    /s/ Joseph J. Saker              /s/ Richard J. Saker

                    Joseph J. Saker                  Richard J. Saker
                    President and                    Executive Vice President
                    Chief Executive Officer          and Chief Operating Officer

                    ANNUAL REPORT 1998
================================================================================
MANAGEMENT'S
DISCUSSION AND
ANALYSIS OF
FINANCIAL CONDITION
AND RESULTS
OF OPERATIONS

                    FINANCIAL CONDITION AND LIQUIDITY

                    The Company is a party to an Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement") with one financial institution. The Credit Agreement is secured by substantially all of the Company's assets and provided for a total commitment of $31,700,000, including a revolving credit facility of up to $17,500,000 and term loans referred to as Term Loan C in the amount of $11,000,000, the Stock Redemption Facility in the amount of $1,700,000 and a loan in the amount of $1,500,000, made in November 1997, to fund the acquisition of a building in, and refurbishment of, the Company's prepared food and meat processing facility (the "Expansion Loan"). As of October 31, 1998 the Company owed $5,500,000 on Term Loan C, $1,445,000 on the Stock Redemption Facility and $1,362,500 on the Expansion Loan. Term Loan C and the Stock Redemption Loan are to be paid quarterly through December 31, 1999 with final payments of $500,000 and $1,020,000, respectively, due on February 15, 2000. The revolving credit facility also matures February 15, 2000 and the Expansion Loan is payable in monthly installments over its seven year term ending 2004 based on a ten year amortization. Interest rates are fixed on Term Loan C and the Stock Redemption Facility at 8.38% and on the Expansion Loan at 9.18%. The interest rate on the revolving credit facility floats at the Base Rate (defined below) plus .25%. The Base Rate is the rate which is the greater of (i) the bank prime loan rate as published by the Board of Governors of the Federal Reserve System, or (ii) the Federal Funds rate, plus .50%. Additionally, the Company may elect to use the London Interbank Offered Rate ("LIBOR") plus 2.25% to determine the interest rate on the revolving credit facility. The Credit Agreement contains certain affirmative and negative covenants which require, among other matters, the maintenance of a debt service coverage ratio. The Company is presently renegotiating the terms and conditions of the Credit Agreement.

                    The Company's compliance with the major financial covenant under the Credit Agreement was as follows as of October 31, 1998:

                                                                                              Actual
                    Financial                                      Credit               (As defined in the
                    Covenant                                      Agreement              Credit Agreement)
                    --------------------------------------------------------------------------------------
                    Debt Service Coverage Ratio ......   Not less than 1.00 to 1.00         .60 to 1.00

                    Although the Debt Service Coverage Ratio (the "Ratio") is below the level required by the Credit Agreement, the Credit Agreement provides a second criteria, if the Ratio is not met, before a default is deemed to have occurred. Under this criteria, at all times when the Ratio is less than 1.00 to 1.00, the amount available and undrawn on the revolving credit facility must equal or exceed $2,500,000 which, in turn will mean that in order to remain in compliance with this covenant, the Company cannot borrow the last $2,500,000 of funds available under the revolving credit facility. This borrowing limitation was exceeded twice in the quarter ended October 31, 1998 and once in the quarter ended January 30, 1999. This non-compliance with the covenant was waived. After giving effect to this restriction on borrowing, the Company had $7,184,000 of available credit at October 31, 1998, under its revolving credit facility.

                    Commencing in February 1995, the Company pursued an asset redeployment program under the Credit Agreement utilizing the proceeds from the disposition of certain assets to repay indebtedness under the Credit Agreement. The components of the asset redeployment program concluded in November 1997 included the sale/leaseback of a supermarket property; the sale of two real estate partnership interests, one relating to property in a shopping center where the Company operates a supermarket and the other a non-supermarket property; and the financing of two buildings owned by the Company. These transactions resulted in the receipt of $1,500,000 from the financing, which is referred to above as the Expansion Loan, and $3,852,000 from the sale of properties and gains on the sales of $1,074,000. The proceeds from the sales were used to pay down the revolving credit facility and the proceeds from the Expansion Loan were used to purchase a third building for $606,000, with the balance of the proceeds used for the remodeling and refurbishment of the meat and prepared foods processing facility which is housed in the three buildings.

                    In 1996 the Company financed $4,068,000 of used equipment at three existing locations. The note bears interest at 10.58% and is payable in monthly installments over its four year term. The proceeds were used to repay existing debt.

                    In 1995 the Company concluded the sale of its two operating locations in Pennsylvania for $5,700,000 plus inventory of $2,300,000 and obtained the return of its investments of $1,200,000 in Wakefern, a related party, with respect to the two stores. All proceeds were in cash and were used to reduce outstanding debt.

                    On April 2, 1998 the Company financed the purchase of $3,000,000 of equipment for the new store location in East Windsor, New Jersey. The note bears interest at 7.44% and is payable in monthly installments over its seven year term.

                    On October 22, 1998 the Company financed the purchase of $4,000,000 of equipment for the new store location in Bound Brook, New Jersey. The note bears interest at 7.26% and is payable in monthly installments over its six year term.

                    On September 13, 1996 the Company financed $536,000 of Point of Sale ("POS") equipment at two existing locations. The note bears interest at 8.82% and is payable in monthly installments over its four year term. The proceeds were used to purchase the POS equipment.

                    On September 30, 1996 and November 1, 1996 the Company financed the purchase of $4,602,000 and $1,398,000, respectively, of equipment for the two new store locations in Marlboro and Montgomery, New Jersey. The notes bear interest at 9.02% and 8.74%, respectively, and are payable in monthly installments over their eight year terms.

                    No cash dividends have been paid on the Common Stock since 1979, and the Company has no present intentions or ability to pay any dividends in the near future on its Common Stock. The Credit Agreement does not permit the payment of any cash dividends on the Company's Common Stock.

                    Working Capital:

                    At October 31, 1998, the Company had a working capital deficiency of $2,725,000 compared to working capital of $3,532,000 at November 1, 1997 and $3,056,000 at November 2,
                    1996. Working capital in fiscal 1998 decreased primarily due to increases in accounts payable and the current portion of long term debt partially offset by increases in inventory and receivables. These increases were primarily due to increased sales from two new locations and the impact of double coupons. Accounts receivable consist primarily of returned checks due the Company, coupon receivables, third party pharmacy insurance claims and organization charge accounts. The terms of most receivables are 30 days or less. The allowance for uncollectible accounts is large in comparison to the amount of accounts receivable because the allowance consists primarily of a reserve for returned checks which are not written off until all collection efforts are exhausted. The Company normally requires small amounts of working capital since inventory is generally sold at approximately the same time that payments to Wakefern and other suppliers are due and most sales are for cash or cash equivalents.

                    Working capital in fiscal 1997 remained at approximately the same levels as the prior year.

                    Working capital improved in fiscal 1996 as the result of (a) the equipment financing completed in January 1996, with $3,000,000 of current debt replaced by long term borrowing;
                    (b) the reduction in current payables relating to inventory and store operations using proceeds of long term borrowing under the revolving credit facility; and (c) an increase of $1,000,000 in current related party receivables which became due in fiscal 1997.

                    Working capital ratios were as follows:

                              October 31, 1998 .......   .95 to 1.00
                              November 1, 1997 .......  1.08 to 1.00
                              November 2, 1996 .......  1.07 to 1.00

                    Cash flows (in millions) were as follows:

                                                      1998       1997      1996
                    ------------------------------------------------------------
                    From operations ...............  $ 14.9     $ 9.7     $ 9.7
                    Investing activities ..........   (17.0)       .5      (6.5)
                    Financing activities ..........     2.3     ( 9.6)     (3.5)
                                                     ---------------------------
                    Totals ........................  $   .2     $  .6     $( .3)
                                                     ===========================

                    Fiscal 1998 capital expenditures totaled $17,625,000 with depreciation of $8,273,000 compared to $3,620,000 and $8,104,000 respectively for fiscal 1997 and $13,181,000 and $8,207,000, respectively, for fiscal 1996. In fiscal 1998 long-term debt increased $16,246,000 due to the capitalization of a real estate lease for the Bound Brook, New Jersey store, the financing of equipment for the two new locations in East Windsor and Bound Brook, New Jersey, the financing of the acquisition and refurbishing of the meat and prepared foods processing facility in Linden, New Jersey and financing obtained under the revolving credit facility. These increases were partially offset by cash generated by operations used to pay down existing debt.

                    ANNUAL REPORT 1998
================================================================================

                    In fiscal 1997 long-term debt decreased $3,981,000, using proceeds from the sale of assets under the asset redeployment program and cash generated by operations which was partially offset by financing obtained under the Stock Redemption Facility, and the capitalization of a real estate lease for the Aberdeen, New Jersey store.

                    In fiscal 1996 long-term debt increased $10,106,000 as the result of the financing of POS equipment in two locations and equipment in the two new locations in Marlboro and Montgomery, New Jersey and the capitalization of a real estate lease for the Montgomery store.

                    The Company had $7,184,000 of available credit, at October 31, 1998, under its revolving credit facility. The Company is presently renegotiating the terms and conditions of the Credit Agreement in order to more adequately meet its operating needs, scheduled capital expenditures and debt service for fiscal 1999.

                    RESULTS OF OPERATIONS

                    Sales:

                    The Company's sales were $697.4 million, $636.7 million and $601.1 million, respectively in fiscal 1998, 1997 and 1996. This represents an increase of 9.5 percent in 1998 and an increase of 5.9 percent in 1997. These changes in sales levels were the result of the opening of two new locations in February and August 1998, the impact of significantly increased promotional activities and expenditures and the full year of operations in fiscal 1997 of two locations opened in 1996. The increase in fiscal 1997 was partially offset by sales from a 53rd week in fiscal 1996. Comparable store sales increased 4.8% in fiscal 1998 and 1.7% in fiscal 1997 after adjusting for the 53rd week in fiscal 1996. A significant increase in promotional activities, including a variety of incentive programs and double couponing, in the current year contributed to this increase.

                    Gross Profit:

                    Gross profit totaled $176.7 million in fiscal 1998 compared to $161.0 million in fiscal 1997 and $152.1 million in fiscal 1996. Gross profit as a percent of sales was 25.3%, in each of the three fiscal years 1998, 1997 and 1996.

                    In fiscal 1998, 1997 and 1996 gross profit percentage was positively affected by the continued improvement in product mix and Wakefern incentive programs for the new locations. However, this improvement was offset by price reductions instituted to combat increased competitive pressure in the Company's marketing area.

                    Patronage dividends applied as a reduction of the cost of merchandise sold were $7,438,000, $6,633,000 and $6,905,000 for the last three fiscal years. This translates to 1.07%, 1.04% and 1.15% of sales for the respective periods.

                                                                 Fiscal Years Ended
                                                          --------------------------------
                                                          10/31/98    11/01/97    11/02/96
                                                          --------------------------------
                                                                    (in millions)
                    Sales .............................    $697.4      $636.7      $601.1
                    Gross profit ......................     176.7       161.0       152.1
                    Gross profit percentage ...........      25.3%       25.3%       25.3%
                                                          ================================

                    Operating, General and Administrative Expenses:

                    Fiscal 1998 expenses totaled $170.6 million compared to $155.9 million in fiscal 1997 and $147.0 million in fiscal 1996.

                                                                 Fiscal Years Ended
                                                          --------------------------------
                                                          10/31/98    11/01/97    11/02/96
                                                          --------------------------------
                                                                    (in millions)
                    Sales                                  $697.4      $636.7      $601.1
                    Operating, General and
                      Administrative Expenses               170.6       155.9       147.0
                    % of Sales                               24.5%       24.5%       24.5%
                                                          ================================

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                    Operating, general and administrative expenses as a percent of sales remained the same in fiscal 1998 compared to fiscal 1997. Decreases in general liability insurance expense, depreciation and amortization and corporate administrative expense, were offset by increases in selling expense and repairs and maintenance costs. The decrease in general liability insurance expense was the result of final prior year premium calls from Insure-Rite, Ltd., a Wakefern affiliate which provided the Company with liability and property insurance coverage, being expensed in fiscal 1997. The increase in selling expense was the result of increased promotional activity, including a variety of incentive programs and double couponing, in the Company's marketing area. As a percentage of sales, general liability insurance costs decreased .23%, depreciation and amortization decreased .12% and corporate administrative expense decreased .06%. These decreases were offset by increases in selling expense of .31% and repairs and maintenance expense of .07%. Pre-opening costs were $702,000 in fiscal 1998.

                    Operating, general and administrative expenses as a percent of sales remained the same in fiscal 1997 compared to fiscal 1996. Decreases, primarily related to the two new locations opened in fiscal 1996, in selling expense and labor and related fringe benefit costs, as well as reduced corporate administrative expense, were offset by increases in general liability insurance expense, other store expenses, which include debit and credit card processing fees and Wakefern support services, and the amortization of deferred pre-store opening costs. The general liability insurance increase was the result of premium calls from Insure-Rite, Ltd., for policy years ended December 1, 1993 and December 1, 1994, as previously discussed in the Commitments and Contingencies footnote in prior years financial statements. As a percentage of sales, selling expense decreased .27%, payroll and related fringe benefit costs decreased .10% and corporate administrative expense decreased .09%. These decreases were offset by increases in general liability insurance of .27%, other store expenses of .18% and amortization of deferred pre-store opening costs of .04%. Pre-opening costs were $505,000 in fiscal 1997.

                    Amortization expense decreased in fiscal 1998 to $1,339,000 compared to $1,956,000 in fiscal 1997 and $1,826,000 in fiscal 1996. The decrease in fiscal 1998, as compared to fiscal 1997, was the result of a change in accounting for pre-store opening costs and decreased amortization of deferred financing costs and deferred escalation rents partially offset by increased amortization of bargain leases. The increase in fiscal 1997, as compared to fiscal 1996, was the result of increased amortization of deferred escalation rents and deferred pre-store opening costs partially offset by decreased amortization of goodwill and deferred financing costs. See Note 1 of Notes to Consolidated Financial Statements--Pre-opening Costs.

                    Interest Expense:

                    Interest expense totaled $3.9 million in fiscal 1998 compared to $4.3 million in fiscal 1997 and $3.5 million in fiscal 1996. The decrease in fiscal 1998, as compared to fiscal 1997, was due to a decrease in average debt outstanding since November 1, 1997 and lower interest rates on the Company's credit facility. The increase in fiscal 1997, as compared to fiscal 1996, was due to an increase in the average debt outstanding since November 2, 1996 partially offset by lower interest rates on the Company's credit facility. Interest income was $0.4 million in fiscal 1998 compared to $0.3 million in fiscal 1997 and $0.2 million in fiscal 1996.

                    Income Taxes:

                    The Company recorded a tax provision of $0.9 million in fiscal 1998, $0.6 million in fiscal 1997 and $0.3 million in fiscal 1996. See Note 14 of Notes to Consolidated Financial Statements.

                    Net Income:

                    The Company had net income of $1,780,000 or $1.59 per share in fiscal 1998 compared to net income of $1,064,000 or $.90 per share in fiscal 1997. 1997 results included a net gain after tax on real estate transactions of $413,000 or $.37 per share. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal 1998 were $15,765,000 as compared to $15,744,000 in fiscal 1997. Fiscal 1997 EBITDA includes $656,000 as a result of the gain on real estate transactions.

                    Fiscal 1996 resulted in net income of $1,396,000 or $1.13 per share. EBITDA for fiscal 1996 were $15,107,000.

                    Shares outstanding were 1,117,150 for fiscal 1998 and fiscal 1997 and 1,118,150 for fiscal 1996. Per share amounts for fiscal 1998, 1997 and 1996 are after Preferred Stock dividends of $0, $57,000 and $136,000, respectively.

                    ANNUAL REPORT 1998
================================================================================

                    RECENT ACCOUNTING PRONOUNCEMENTS

                    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not expect a material impact from adopting the provisions of SFAS No. 130 which becomes effective for the Company in fiscal 1999.

                    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company does not expect a material impact from adopting the provisions of SFAS No. 131 which becomes effective for the Company in fiscal 1999.

                    In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect a material impact from adopting the provisions of SFAS No. 133 which becomes effective for the Company in fiscal 2000.

                    Year 2000

                    In 1997, the Company appointed a year 2000 task force (the "Task Force") to review all aspects of the Company's operations relating to Year 2000 ("Y2K") issues. The Task Force reports to the Company's Chief Financial Officer and is staffed primarily with representatives of the Company's Information Technology and Store Systems departments. Reports are made regularly to the Company's Board of Directors.

                    The Task Force is participating with Wakefern in the inventory and assessment of jointly operated store systems for Y2K readiness. The Task Force and Wakefern, where involved, have identified all computer-based systems and applications (including embedded chip systems) the Company uses or that affect its operations that might not be Y2K compliant. Those systems and equipment which are not Y2K compliant have been, or will be, modified, reprogrammed or replaced. The Company estimates that all critical systems and applications will be Y2K compliant by the fourth quarter of fiscal 1999. The costs related to the Y2K project are included in the normal operating and capital budgets of both the Company's and Wakefern's Information Technology Departments' budgets and should not have any material effect on the Company's operating results.

                    Both the Company and Wakefern are in the process of developing contingency plans to provide for viable alternatives to ensure that business operations are able to continue in the event of Y2K related system failures. The most significant impacts would likely be the inability to conduct normal operations due to a power failure at store level or at Wakefern or a systems failure in the banking process either at the local, federal or electronic payment level. If the Company, Wakefern or third party vendors are unable to resolve processing issues in a timely manner, the failure of these systems could result in the interruption of the Company's operations, which could have a material adverse effect on the financial condition of the Company.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

CONSOLIDATED
BALANCE SHEETS

October 31, 1998
and
November 1, 1997

(In thousands)

                                                                           1998                    1997
                                                                         ---------------------------------
ASSETS
Current assets
  Cash and cash equivalents .......................................      $   3,905               $   3,678
  Merchandise inventories .........................................         37,804                  33,585
  Receivables and other current assets ............................          3,382                   3,576
  Prepaid income taxes ............................................          1,005                     392
  Related party receivables--Wakefern .............................          6,860                   5,389
  Related party receivables--other ................................            152                     238
                                                                         ---------------------------------
                                                                            53,108                  46,858
                                                                         ---------------------------------
Property and equipment
  Land ............................................................            308                      93
  Buildings and improvements ......................................          1,220                     829
  Leasehold improvements ..........................................         34,031                  32,064
  Equipment .......................................................         75,756                  65,935
  Property under capital leases ...................................         32,353                  19,443
                                                                         ---------------------------------
                                                                           143,668                 118,364
  Less accumulated depreciation and amortization ..................         65,389                  62,210
                                                                         ---------------------------------
                                                                            78,279                  56,154
                                                                         ---------------------------------
Other assets
  Investments in related parties ..................................          9,706                   9,256
  Intangibles .....................................................          4,562                   5,100
  Other ...........................................................          2,384                   2,847
  Related party receivables--Wakefern .............................          1,370                   1,191
  Related party receivables--other ................................            158                      94
                                                                         ---------------------------------
                                                                            18,180                  18,488
                                                                         ---------------------------------
                                                                         $ 149,567               $ 121,500
                                                                         =================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt ...............................      $   7,812               $   6,647
  Current portion of long-term debt, related party ................            211                      66
  Current portion of obligations under capital leases .............            667                     469
  Deferred income tax liability ...................................          1,464                     945
  Accounts payable
    Related party--Wakefern .......................................         30,525                  24,381
    Others ........................................................          6,446                   3,763
  Accrued expenses ................................................          8,708                   7,055
                                                                         ---------------------------------
                                                                            55,833                  43,326
                                                                         ---------------------------------
Long-term debt ....................................................         20,289                  17,874
Long-term debt, related party .....................................            916                     719
Obligations under capital leases ..................................         29,451                  17,325
Deferred income taxes .............................................          3,508                   3,828
Other long-term liabilities .......................................          6,556                   7,113
                                                                         ---------------------------------
                                                                            60,720                  46,859
                                                                         ---------------------------------
Shareholders' equity
  Common stock, $1.00 par; authorized 2,500,000 shares;
  issued 1,621,627 shares; outstanding 1,117,150 shares ...........          1,622                   1,622
  Capital in excess of par ........................................          2,351                   2,351
  Retained earnings ...............................................         35,751                  33,971
  Minimum pension liability .......................................            (81)                     --
                                                                         ---------------------------------
                                                                            39,643                  37,944
  Less 504,477 shares held in treasury, at cost ...................          6,629                   6,629
                                                                         ---------------------------------
                                                                            33,014                  31,315
                                                                         ---------------------------------
                                                                         $ 149,567               $ 121,500
                                                                         =================================

See notes to consolidated financial statements.

                                 ANNUAL REPORT 1998
================================================================================
CONSOLIDATED
STATEMENTS OF
OPERATIONS

Fiscal Years Ended
October 31, 1998,
November 1, 1997
and
November 2, 1996

(In thousands, except
per share data)

                                                                   1998             1997             1996
                                                               ---------------------------------------------
Sales .....................................................    $   697,358      $   636,731      $   601,143
Cost of merchandise sold ..................................        520,624          475,764          449,077
                                                               ---------------------------------------------
Gross profit ..............................................        176,734          160,967          152,066
Operating, general and administrative expenses ............        170,581          155,939          146,992
                                                               ---------------------------------------------
Income from operations ....................................          6,153            5,028            5,074
                                                               ---------------------------------------------
Other (expense) income:
  Gain on real estate transactions ........................             --              656               --
  Interest expense ........................................         (3,881)          (4,273)          (3,522)
  Interest income .........................................            448              279              183
                                                               ---------------------------------------------
                                                                    (3,433)          (3,338)          (3,339)
                                                               ---------------------------------------------
Earnings before income tax provision ......................          2,720            1,690            1,735
Income tax provision ......................................           (940)            (626)            (339)
                                                               ---------------------------------------------
Net income ................................................    $     1,780      $     1,064      $     1,396
                                                               =============================================
Per share information:
Net income per common share, basic and diluted ............    $      1.59      $       .90      $      1.13
                                                               =============================================
Weighted average shares outstanding .......................      1,117,150        1,117,150        1,118,150
                                                               =============================================

See notes to consolidated financial statements.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
CONSOLIDATED
STATEMENTS OF
SHAREHOLDERS'
EQUITY

Fiscal Years Ended
October 31, 1998,
November 1, 1997
and
November 2, 1996

(In thousands, except
per share data)

                                   Common Stock
                              ---------------------    Capital                  Minimum          Treasury Stock
                               Shares                 in Excess    Retained     Pension      ----------------------         Total
                               Issued       Amount      of Par     Earnings    Liability       Shares      Amount           Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance--
  October 28, 1995 ........   1,621,627   $   1,622   $   2,351   $  32,127    $    (806)    (503,477)   $  (6,622)       $  28,672
Net income 1996 ...........          --          --          --       1,396           --           --           --            1,396
Preferred stock
  dividends paid--
$4.11 per share ...........          --          --          --        (559)          --           --           --             (559)
Minimum pension liability .          --          --          --          --          806           --           --              806
                              -----------------------------------------------------------------------------------------------------
Balance--
  November 2, 1996 ........   1,621,627       1,622       2,351      32,964           --     (503,477)      (6,622)          30,315
Net income 1997 ...........          --          --          --       1,064           --           --           --            1,064
Shares repurchased ........          --          --          --          --           --       (1,000)          (7)              (7)
Preferred stock
  dividends paid--
$.42 per share ............          --          --          --         (57)          --           --           --              (57)
                              -----------------------------------------------------------------------------------------------------
Balance--
  November 1, 1997 ........   1,621,627       1,622       2,351      33,971           --     (504,477)      (6,629)          31,315
Net income 1998 ...........          --          --          --       1,780           --           --           --            1,780
Minimum pension liability .          --          --          --          --          (81)          --           --               --
                              -----------------------------------------------------------------------------------------------------
Balance--
  October 31, 1998 ........   1,621,627   $   1,622   $   2,351   $  35,751    $     (81)    (504,477)   $  (6,629)       $  33,014
                              =====================================================================================================

See notes to consolidated financial statements.

                    ANNUAL REPORT 1998
================================================================================
CONSOLIDATED
STATEMENTS OF
CASH FLOWS

Fiscal Years Ended
October 31, 1998,
November 1, 1997
and
November 2, 1996

(In thousands)

                                                                          1998               1997               1996
                                                                        ----------------------------------------------
Cash flows from operating activities:
  Net income ......................................................     $  1,780           $  1,064           $  1,396
  Adjustments to reconcile net income to
  net cash from operating activities
      Depreciation ................................................        8,273              8,104              8,207
      Amortization, intangibles ...................................          538                375                563
      Amortization, deferred financing costs ......................          535                642                820
      Amortization, deferred rent escalation ......................          266                434                353
      Amortization, other assets ..................................           --                505                 90
      Gain on real estate transactions ............................           --               (656)                --
      Deferred income taxes .......................................          253                626                136
      (Increase) decrease in
        Merchandise inventories ...................................       (4,219)            (1,931)            (3,985)
        Receivables and other current assets ......................          194               (845)               185
        Prepaid income taxes ......................................         (613)               582               (974)
        Other assets ..............................................           90                (78)             2,484
        Related party receivables--Wakefern .......................       (1,650)               481             (1,386)
      Increase (decrease) in
        Accounts payable ..........................................        8,827             (1,343)             2,690
        Income taxes payable ......................................           --                 --                (77)
        Other liabilities .........................................          695              1,739               (774)
                                                                        ----------------------------------------------
                                                                          14,969              9,699              9,728
                                                                        ----------------------------------------------
Cash flows from investing activities:
  Net proceeds from real estate transactions ......................           --              2,938                 --
  Cash paid for the purchase of property and equipment ............      (17,019)            (3,620)            (6,645)
  Decrease in related party receivables--other ....................           22              1,159                 95
                                                                        ----------------------------------------------
                                                                         (16,997)               477             (6,550)
                                                                        ----------------------------------------------
Cash flows from financing activities:
  Payment for redemption of preferred stock .......................           --             (1,700)                --
  Preferred stock dividend payments ...............................           --                (57)              (559)
  Proceeds from issuance of debt ..................................        9,937              1,700             13,202
  Principal payments under long-term debt .........................       (6,963)            (9,213)           (15,768)
  Principal payments under capital lease obligations ..............         (586)               (91)              (197)
  Principal payments under long-term debt, related party ..........         (108)               (24)              (177)
  Deferred financing costs ........................................          (25)              (227)                --
                                                                        ----------------------------------------------
                                                                           2,255             (9,612)            (3,499)
                                                                        ----------------------------------------------
Net change in cash and cash equivalents ...........................          227                564               (321)
Cash and cash equivalents, beginning of year ......................        3,678              3,114              3,435
                                                                        ----------------------------------------------
Cash and cash equivalents, end of year ............................     $  3,905           $  3,678           $  3,114
                                                                        ==============================================

Supplemental disclosures of cash paid (received)
  Interest ........................................................     $  3,960           $  4,277           $  3,526
  Income taxes ....................................................          900               (606)             1,263

See notes to consolidated financial statements.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

(Tabular dollars in thousands,
except per share amounts)

                    Note 1 -- Summary of Significant Accounting Policies

                    Nature of Operations

                    Foodarama Supermarkets, Inc. and Subsidiaries (the "Company"), operate 21 ShopRite supermarkets, primarily in central New Jersey. The Company is a member of Wakefern Food Corporation ("Wakefern"), the largest retailer-owned food cooperative in the United States.

                    Fiscal Year

                    The Company's fiscal year ends on the Saturday closest to October 31. Fiscal 1998 consists of the 52 weeks ended October 31, 1998, fiscal 1997 consists of the 52 weeks ended November 1, 1997 and fiscal 1996 consists of the 53 weeks ended November 2, 1996.

                    Principles of Consolidation

                    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

                    Industry Segment

                    The Company operates in one industry segment, the retail sale of food and nonfood products, primarily in the central New Jersey region.

                    Reclassifications

                    Certain reclassifications have been made to prior years' financial statements in order to conform to the current year presentation.

                    Use of Estimates

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    Cash Equivalents

                    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                    Merchandise Inventories

                    Merchandise inventories are stated at the lower of cost (first-in, first-out) or market with cost being determined under the retail method.

                    Property and Equipment

                    Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of between three and ten years for equipment, the shorter of the useful life or lease term for leasehold improvements, and twenty years for buildings.

                    Property and equipment under capital leases are recorded at the lower of fair market value or the net present value of the minimum lease payments. They are depreciated on a straight-line basis over the shorter of the related lease terms or its useful life.

                    Investments

                    The Company's investment in its principal supplier, Wakefern, is stated at cost (see Note 4).

                    ANNUAL REPORT 1998
================================================================================

                    Intangibles

                    Intangibles consist of goodwill and favorable operating lease costs. Goodwill is being amortized on a straight-line basis over periods from 15 to 36 years. The favorable operating lease costs are being amortized on a straight-line basis over the terms of the related leases which range from 12 to 24 years.

                    Deferred Financing Costs

                    Deferred financing costs are being amortized over the life of the related debt using the effective interest method.

                    Postretirement Benefits other than Pensions

                    The Company accrues for the cost of providing postretirement benefits, principally supplemental income payments and limited medical benefits, over the working careers of the officers in the plan.

                    Postemployment Benefits

                    The Company accrues for the expected cost of providing postemployment benefits, primarily short-term disability payments, over the working careers of its employees.

                    Advertising

                    Advertising costs are expensed as incurred. Advertising expense was $16.4, $13.2 and $14.0 million for the fiscal years 1998, 1997 and 1996, respectively.

                    Pre-opening Costs

                    Effective November 2, 1997, the Company elected early application of Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Cost of Start-Up Activities." In accordance with SOP 98-5, the Company expenses costs associated with the opening of new stores as incurred. The Company previously amortized these costs over a period of twelve months, commencing one month after the opening of the store. The effect of adopting SOP 98-5 on net income for the year ended October 31, 1998 was a decrease of $249,000 or $.22 per share. Financial statements for the years ended November 1, 1997 and November 2, 1996 have not been restated.

                    Store Closing Costs

                    The costs, net of amounts expected to be recovered, are expensed when a decision to close a store is made. It is reasonably possible that these estimates may change in the near term. Operating results continue to be reported until a store is closed.

                    Earnings Per Share

                    Effective for the Company's financial statements for the fiscal year ended October 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaces the presentation of primary earnings per share ("EPS") and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS assumes conversion of dilutive options and warrants, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.

                    All EPS data for prior periods has been restated. The adoption of SFAS 128 did not have a material effect on the Company's reported EPS amounts.

                    Employee Benefit Plan

                    As of November 2, 1997, the Company adopted Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 modifies the disclosure requirements for pensions and other postretirement benefits, but does not change the measurement or recognition of those plans. Adoption of this statement had no effect on the Company's financial position or results of operations.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                    Note 2 -- Concentration of Cash Balance

                    As of October 31, 1998 and November 1, 1997, cash balances of approximately $561,000 and $954,000, respectively, were maintained in bank accounts insured by the Federal Deposit Insurance Corporation (FDIC). These balances exceed the insured amount of $100,000.

                    Note 3 -- Receivables and Other Current Assets

                                                                                   October 31,    November 1,
                                                                                      1998,          1997
                                                                                   --------------------------
                               Accounts receivable ..............................    $2,380          $2,676
                               Prepaids .........................................     1,321           1,279
                               Rents receivable .................................        83              94
                               Less allowance for uncollectible accounts ........      (402)           (473)
                                                                                   --------------------------
                                                                                     $3,382          $3,576
                                                                                   ==========================

                    Note 4 -- Related Party Transactions

                    Wakefern Food Corporation

                    As required by Wakefern's By-Laws, all members of the cooperative are required to make an investment in the common stock of Wakefern for each supermarket operated ("Store Investment Program"), with the exact amount per store computed in accordance with a formula based on the volume of each store's purchases from Wakefern. The maximum required investment per store was $450,000 at October 31, 1998 and November 1, 1997 (See Note 22). The Company has a 12.6% investment in Wakefern of $8,877,000 at October 31, 1998 and $8,427,000 at November 1, 1997. Wakefern is operated on a cooperative basis for its members. The shares of stock in Wakefern are assigned to and held by Wakefern as collateral for any obligations due Wakefern. In addition, the obligations to Wakefern are personally guaranteed by principal officers/shareholders of the Company. As of October 31, 1998 and November 1, 1997, the Company was obligated to Wakefern for $1,113,000 and $757,000, respectively, for the increase in its required investment (see Note 9 Long-term Debt, Related Party).

                    The Company also has an investment of approximately 13% in Insure-Rite, Ltd., a company affiliated with Wakefern, which was $829,000 at October 31, 1998 and November 1, 1997. Insure-Rite, Ltd. provides the Company with liability and property insurance coverage. As of October 31, 1998 and November 1, 1997, the Company was obligated to Insure-Rite, Ltd. for $14,000 and $28,000, respectively (see Note 9--Long-term Debt, Related Party).

                    In fiscal 1997, Insure-Rite, Ltd. made two retrospective premium calls for the 1992/93 and the 1993/94 policy years for $869,000 and $770,000, respectively. The premium calls represent actuarial projections of claims to be paid in excess of the deposit premium paid by the Company. The Company also had a balance due in fiscal 1997 of $139,000 for premium calls for the 1991/92 policy year. After the 1993/94 policy year, Insure-Rite, Ltd. changed its policy to provide for a fixed premium covering all insured losses and the elimination of premium calls. The premium calls are payable in scheduled semi-annual payments through September 1999. No interest is being charged on this obligation. At October 31, 1998 and November 1, 1997, $1,092,000 and
                    $686,000 was included in accounts payable-related party, respectively, and $1,092,000 was included in other long-term liabilities at November 1, 1997. Insurance premiums paid to Insure-Rite, Ltd. for fiscal years 1998, 1997 and 1996 were $3,031,000, $2,702,000 and $2,738,000, respectively.

                    As a stockholder member of Wakefern, the Company earns a share of an annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year. It is the Company's policy to accrue quarterly an estimate of the annual patronage dividend. The Company reflects the patronage dividend as a reduction of the cost of merchandise in the consolidated statements of operations. For fiscal 1998, 1997 and 1996, the patronage dividends were $7,438,000, $6,633,000 and $6,905,000, respectively.

                    ANNUAL REPORT 1998
================================================================================

                    At October 31, 1998 and November 1, 1997, the Company has current receivables due from Wakefern of approximately $6,860,000 and $5,389,000, respectively, representing patronage dividends, vendor rebates, coupons and other receivables due in the ordinary course of business and a noncurrent receivable representing a deposit of approximately $1,370,000 and $1,191,000, respectively.

                    In September 1987, the Company and all other stockholder members of Wakefern entered into an agreement, as amended in 1992, with Wakefern which provides for certain commitments and restrictions on all stockholder members of Wakefern. The agreement contains an evergreen provision providing for an indefinite term and is subject to termination ten years after the approval of 75% of the outstanding voting stock of Wakefern. Under the agreement, each stockholder, including the Company, agreed to purchase at least 85% of its merchandise in certain defined product categories from Wakefern and, if it fails to meet such requirements, to make payments to Wakefern based on a formula designed to compensate Wakefern for its lost profit. Similar payments are due if Wakefern loses volume by reason of the sale of one or more of a stockholder's stores, merger with another entity or on the transfer of a controlling interest in the stockholder.

                    The Company fulfilled its obligation to purchase a minimum of 85% in certain defined product categories from Wakefern for all periods presented. The Company's merchandise purchases from Wakefern, including direct store delivery vendors processed by Wakefern, approximated $494, $447 and $416 million for the fiscal years 1998, 1997 and 1996, respectively.

                    Wakefern charges the Company for, and provides the Company with product and support services in numerous administrative functions. These services include advertising, insurance, supplies, technical support for communications and electronic payment systems, equipment purchasing and the coordination of coupon processing.

                    In addition to its investment in Wakefern, which carries only voting rights, the Company's President serves as a member of Wakefern's Board of Directors and its finance committee. Several of the Company's officers and employees also hold positions on various Wakefern committees.

                    Other

                    The Company has receivables from related parties that include shareholders, directors, officers and real estate partnerships. At October 31, 1998 and November 1, 1997, approximately $295,000 and $307,000, respectively, of these receivables, consist of notes bearing interest at 7% to 9%. These receivables have been classified based upon the scheduled payment terms. The remaining amounts are not due upon any specified date and do not bear interest. The Company's management has classified these loans based upon expected payment dates.

                    Fair Value

                    Determination of the fair value of the above receivables is not practicable due to their related party nature. As the Company's investments in Wakefern can only be sold to Wakefern for approximately the amount invested, it is not practicable to estimate the fair value of such stock.

                    Note 5 -- Intangibles

                                                                                October 31,     November 1,
                                                                                   1998            1997
                                                                                ---------------------------
                               Goodwill .....................................     $ 3,493        $ 3,493
                               Favorable operating lease costs, net .........       4,685          4,685
                                                                                ---------------------------
                                                                                    8,178          8,178
                               Less accumulated amortization ................       3,616          3,078
                                                                                ---------------------------
                                                                                  $ 4,562        $ 5,100
                                                                                ===========================

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                    Note 6 -- Accrued Expenses

                                                                                October 31,     November 1,
                                                                                   1998            1997
                                                                                ---------------------------
                               Payroll and payroll related expenses ..........    $ 4,451        $ 3,579
                               Insurance .....................................        417            324
                               Sales, use and other taxes ....................      1,020            924
                               Interest ......................................        128            207
                               Employee benefits .............................        673            569
                               Occupancy costs ...............................      1,148            964
                               Real estate taxes .............................        344            276
                               Other .........................................        527            212
                                                                                ---------------------------
                                                                                  $ 8,708        $ 7,055
                                                                                ===========================

                    Note 7 -- Real Estate Transactions

                    During the fiscal year ended November 1, 1997, the Company sold its Shrewsbury and West Long Branch, New Jersey real estate partnership interests, which resulted in total proceeds and a gain before income tax of $875,000. The Company had other miscellaneous real estate transactions that resulted in a loss before income tax of $219,000 in fiscal year 1997.

                    Note 8 -- Long-term Debt

                    Long-term debt consists of the following:

                                                                                October 31,     November 1,
                                                                                   1998            1997
                                                                                ---------------------------
                               Revolving note ................................    $ 5,816        $ 3,773
                               Term loan .....................................      5,500          9,500
                               Stock redemption note .........................      1,445          1,700
                               Expansion loan ................................      1,363             --
                               Other notes payable ...........................     13,977          9,548
                                                                                ---------------------------
                                                                                   28,101         24,521
                               Less current portion ..........................      7,812          6,647
                                                                                ---------------------------
                                                                                  $20,289        $17,874
                                                                                ===========================

                    The Company has an amended and restated Revolving Credit and Term Loan Agreement with a financial institution (the "Agreement"), which was last amended January 15, 1998. The Agreement is collateralized by substantially all of the Company's assets and provided for a total commitment of $31,700,000. The Agreement consists of a Revolving Note, a Term Loan, a Stock Redemption Note and an Expansion Loan.

                    The Revolving Note has an overall availability of $17,500,000, not to exceed 60% of eligible inventory. The Note bears interest at .25% over prime and matures February 15, 2000. The Agreement provides the Company with the option to borrow a portion of the Revolving Note under a Eurodollar loan rate based on LIBOR plus 2.25%. Interest rates on the Eurodollar loans are fixed at the beginning of the loan term, which cannot exceed six months. At November 1, 1997, $1,800,000 was under a fixed Eurodollar loan rate of 8.97%, which expired December 1997.

                    The prime rate at October 31, 1998 and November 1, 1997 was 8% and 8.50%, respectively.

                    The Company had a $2,000,000 letter of credit outstanding at October 31, 1998 and November 1, 1997. A commitment fee of .5% is charged on the unused portion of the Revolving Note. Available credit under the Revolving Note was $9,684,000 and $11,727,000 at October 31, 1998 and November 1, 1997. As of
                    October 31, 1998 and November 1, 1997, $5,796,000 and
                    $5,201,000 of cash receipts on hand or in transit were restricted for application against the Revolving Note balance.

                    ANNUAL REPORT 1998
================================================================================

                    The Agreement places restrictions on dividend payments and requires the maintenance of a debt service coverage ratio. If the debt service coverage ratio is not met, the availability of the Revolving Note is reduced by $2,500,000. At October 31, 1998, the Company did not meet the debt service coverage ratio; therefore, the Revolving Note availability was reduced to $7,184,000.

                    The Term Loan is payable in quarterly principal installments, through December 31, 1999, of $1,000,000 plus interest at 8.38%, with the remaining balance of $500,000 due February 15, 2000. At November 1, 1997, the Term Loan bore interest at 9.22%.

                    The Stock Redemption Note was used to reimburse the funding of the redemption of the Preferred Stock on March 31, 1997. The note is payable in quarterly principal installments of $85,000, commencing March 31, 1998 through December 31, 1999, plus interest at 8.38%, with the remaining principal balance of $1,020,000 due February 15, 2000. At November 1, 1997, this note bore interest at 9.22%.

                    On November 14, 1997, the Company obtained an Expansion Loan of $1,500,000 which was used to purchase a building and equipment in Linden, New Jersey. The Expansion Loan is collateralized by the building, all improvements and equipment. The loan is payable in monthly principal installments of $12,500 plus interest at 9.18%, with a final principal payment of $462,500 due December 1, 2004.

                    Other Notes Payable

                    Included in other notes payable are the following:

                                                                                             October 31,       November 1,
                                                                                                1998              1997
                                                                                             -----------------------------
                               Note payable to a financing institution, maturing
                                 October 2004, payable at $56,000 per month plus
                               interest at 7.26%, collateralized by related equipment .....    $ 4,000            $   --
                               Note payable to a financing institution, maturing
                                 April 2005, payable at $46,000 per month including
                               interest at 7.44%, collateralized by related equipment .....      2,821                --
                               Note payable to a financing institution, maturing
                                 January 2000, payable at $105,000 per month
                               including interest at 10.58%, collateralized by
                               related equipment ..........................................      1,550             2,578
                               Various equipment loans maturing through
                                 November 2004, at interest rates ranging from
                               5.87% to 10.58%, collateralized by various equipment .......      5,606             6,970
                                                                                             -----------------------------
                               Total other notes payable ..................................    $13,977            $9,548
                                                                                             =============================

                    Aggregate maturities of long-term debt are as follows:

                               Fiscal Year
                               1999 ..................................   $ 7,812
                               2000 ..................................    11,006
                               2001 ..................................     2,003
                               2002 ..................................     2,098
                               2003 ..................................     2,201
                               Thereafter ............................     2,981

                    As of October 31, 1998, the fair value of long-term debt was approximately equivalent to its carrying value, due to the fact that the interest rates currently available to the Company for debt with similar terms are approximately equal to the interest rates for its existing debt.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                    Note 9 -- Long-term Debt, Related Party

                    As of October 31, 1998 and November 1, 1997, the Company was indebted for an investment in Wakefern in the amount of $1,113,000 and $757,000 and for an investment in Insure-Rite, Ltd. in the amount of $14,000 and $28,000, respectively (see Note 4). The debt is non-interest bearing and payable in scheduled installments as follows:

                                Fiscal Year
                                1999 ...................................   $211
                                2000 ...................................    208
                                2001 ...................................    257
                                2002 ...................................    261
                                2003 ...................................     91
                                Thereafter .............................     99

                    Determination of the fair value of the above long-term debt is not practicable due to its related party nature.

                    Note 10 -- Other Long-term Liabilities

                                                                                              October 31,      November 1,
                                                                                                 1998             1997
                                                                                              ----------------------------
                                Deferred escalation rent ..................................     $ 4,675          $ 4,409
                                Insure-Rite, Ltd. retro premium, net of current portion
                                  (Note 4) ................................................          --            1,092
                                Postretirement benefit cost ...............................         975              859
                                Other .....................................................         906              753
                                                                                              ----------------------------
                                                                                                $ 6,556          $ 7,113
                                                                                              ============================

                    Note 11 -- Long-term Leases

                    Capital Leases

                                                                                 October 31,    November 1,
                                                                                    1998           1997
                                                                                 --------------------------
                                Real estate ....................................   $32,353        $19,443
                                Less accumulated amortization ..................     6,385          5,406
                                                                                 --------------------------
                                                                                   $25,968        $14,037
                                                                                 ==========================

                    During fiscal 1997, the Company sold the Aberdeen, New Jersey store at a sale price of $2,300,000, which resulted in a gain of $199,000. The store was leased back for a lease term of twenty-five years. The lease was capitalized and the gain was deferred and is being amortized over the life of the lease.

                    The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of October 31, 1998:

                                Fiscal Year
                                1999 ....................................................   $ 3,382
                                2000 ....................................................     3,382
                                2001 ....................................................     3,397
                                2002 ....................................................     3,546
                                2003 ....................................................     3,601
                                Thereafter ..............................................    46,362
                                                                                            -------
                                Total minimum lease payments ............................    63,670
                                Less amount representing interest .......................    33,552
                                                                                            -------
                                Present value of net minimum lease payments .............    30,118
                                Less current maturities .................................       667
                                                                                            -------
                                Long-term maturities ....................................   $29,451
                                                                                            =======

                    ANNUAL REPORT 1998
================================================================================

                    Included in the above are five leases on stores, one of which is being leased from a partnership in which the Company had a 40% limited partnership interest at annual lease payments of $663,000 in fiscal 1997 and $628,000 in fiscal 1996. The 40% interest was sold in fiscal 1997.

                    Operating Leases

                    The Company is obligated under operating leases for rent payments expiring at various dates through 2021. Certain leases provide for the payment of additional rentals based on certain escalation clauses and six leases require a further rental payment based on a percentage of the stores' annual sales in excess of a stipulated minimum. Percentage rent expense was $229,000, $219,000, and $225,000 for the fiscal years 1998, 1997 and 1996, respectively. Under the majority of the leases, the Company has the option to renew for additional terms at specified rentals.

                    Total rental expense for all operating leases consists of:

                                                                    Fiscal 1998   Fiscal 1997   Fiscal 1996
                                                                    ---------------------------------------
                                Land and buildings ..............    $10,928       $10,471        $9,824
                                Less subleases ..................     (1,765)       (1,963)       (2,140)
                                                                    ---------------------------------------
                                                                     $ 9,163       $ 8,508        $7,684
                                                                    =======================================

                    The minimum rental commitments under all noncancellable operating leases reduced by income from noncancellable subleases at October 31, 1998 are as follows:

                                                                                       Income from
                                                                        Land and     Noncancellable      Net Rental
                                Fiscal Year                             Buildings       Subleases        Commitment
                                -----------------------------------------------------------------------------------
                                1999                                     $10,239         $1,556            $ 8,683
                                2000                                      10,181            945              9,236
                                2001                                       9,701            847              8,854
                                2002                                       9,031            475              8,556
                                2003                                       8,608            255              8,353
                                Thereafter                                51,504             23             51,481
                                                                         -----------------------------------------
                                                                         $99,264         $4,101            $95,163
                                                                         =========================================

                    The Company is presently leasing one of its supermarkets, a garden center and liquor store from a partnership in which the president has an interest, at an annual aggregate rental of $660,000, $645,000 and $591,000 for the fiscal years
                    1998, 1997 and 1996, respectively.

                    Note 12 -- Mandatory Redeemable Preferred Stock

                    In fiscal 1993, the Company received $1,700,000 for the issuance of 136,000 shares of Preferred Stock at $12.50 par value per share to Wakefern Food Corporation. Dividends on the Preferred Stock were cumulative and accrued at an annual rate of 8%. The Preferred Stock was redeemed and canceled on March 31, 1997, at par value, for $1,700,000. As of the redemption date, all dividends had been declared and paid.

                    Note 13 -- Stock Options

                    On May 10, 1995, the Company's shareholders approved the Foodarama Supermarkets, Inc. 1995 Stock Option Plan, which provides for the granting of options to purchase up to 100,000 common shares until January 31, 2005, at prices not less than fair market value at the date of the grant. Options granted under the plan vest over a period of three years from the date of grant. At October 31, 1998, no options had been granted.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                    Note 14 -- Income Taxes

                    The income tax provisions consist of the following:

                                                                    Fiscal 1998    Fiscal 1997   Fiscal 1996
                                                                    ----------------------------------------
                                Federal:
                                  Current ......................        $638          $ --           $ --
                                  Deferred .....................          99           526            114
                                State and local:
                                  Current ......................          49            --            203
                                  Deferred .....................         154           100             22
                                                                    ----------------------------------------
                                                                        $940          $626           $339
                                                                    ========================================

                    The following tabulations reconcile the federal statutory tax rate to the effective rate:

                                                                             Fiscal 1998    Fiscal 1997   Fiscal 1996
                                                                             ----------------------------------------
                                Tax provision at the statutory rate             34.0%          34.0%         34.0%
                                State and local income tax provision,
                                  net of federal income tax                      5.9%           5.9%          5.9%
                                Goodwill amortization not deductible
                                  for tax purposes                               1.8%           2.9%          2.8%
                                Adjustment to prior years tax provision         (5.4)%         (6.3)%        (2.7)%
                                Adjustment to estimated tax liabilities           --             --         (19.0)%
                                Other                                           (1.7)%           .5%         (1.5)%
                                                                             ----------------------------------------
                                Actual tax provision                            34.6%          37.0%         19.5%
                                                                             ========================================

                    Net deferred tax assets and liabilities consist of the following:

                                                                                          October 31,     November 1,
                                                                                             1998           1997
                                                                                          ---------------------------
                                Current deferred tax assets:
                                  Reserves ............................................    $   663         $   654
                                  Other ...............................................        698             646
                                                                                          ---------------------------
                                                                                             1,361           1,300
                                                                                          ---------------------------
                                Current deferred tax liabilities:
                                  Patronage dividend receivable .......................     (1,623)         (1,401)
                                  Inventories .........................................       (188)           (194)
                                  Prepaid pension .....................................       (488)           (451)
                                  Other ...............................................       (526)           (199)
                                                                                          ---------------------------
                                                                                            (2,825)         (2,245)
                                Current deferred income tax liability .................    $(1,464)        $  (945)
                                                                                          ===========================

                                Noncurrent deferred tax assets:
                                  Alternative minimum tax credits .....................    $    --         $    66
                                  State loss carryforward .............................        741             664
                                  Lease obligations ...................................      1,691           1,532
                                  Other ...............................................        368             380
                                                                                          ---------------------------
                                                                                             2,800           2,642
                                                                                          ---------------------------
                                Valuation allowance ...................................       (506)           (617)
                                                                                          ---------------------------
                                                                                             2,294           2,025
                                                                                          ---------------------------
                                Noncurrent deferred tax liabilities:
                                  Depreciation of fixed assets ........................     (4,718)         (4,606)
                                  Pension obligations .................................       (330)           (347)
                                  Other ...............................................       (754)           (900)
                                                                                          ---------------------------
                                                                                            (5,802)         (5,853)
                                                                                          ---------------------------
                                Noncurrent deferred income tax liability ..............    $(3,508)        $(3,828)
                                                                                          ===========================

                    State loss carryforwards expire October 2003 through October 2005.

                    ANNUAL REPORT 1998
================================================================================
                    Note 15 -- Commitments and Contingencies

                    Legal Proceedings

                    The Company is involved in various legal actions and claims arising in the ordinary course of business. Management believes that the outcome of any such litigation and claims will not have a material effect on the Company's financial position or results of operations.

                    Guarantees

                    The Company remains contingently liable under leases assumed by third parties. As of October 31, 1998, the minimum annual rental under these leases amounted to approximately $1,469,000, expiring at various dates through 2011. The Company has not experienced and does not anticipate any material nonperformance by such third parties.

                    Contingencies

                    In May 1995 the Company sold its two operating locations in Pennsylvania. If the purchaser of these supermarkets ceases to operate prior to May 2000, the Company may be liable for an unfunded pension withdrawal liability. As of October 31, 1998 the potential withdrawal liability was approximately $860,000. The Company fully anticipates that the purchaser of these stores, a Wakefern member, will remain in operation throughout this period.

                    Note 16 -- Retirement and Benefit Plans

                    Defined Benefit Plans

                    The Company sponsors two defined benefit pension plans covering administrative personnel and members of a union. Employees covered under the administrative pension plan earned benefits based upon a percentage of annual compensation and could make voluntary contributions to the plan. Employees covered under the union pension benefit plan earn benefits based on a fixed amount for each year of service. The Company's funding policy is to pay at least the minimum contribution required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of publicly traded stocks and fixed income securities. As of October 31, 1998 and November 1, 1997, the plans' assets included common stock of the Company with a fair value of $1,167,000 and $688,000, respectively.

                    A summary of the plans funded status and the amounts recognized in the consolidated balance sheet as of October 31, 1998 and November 1, 1997 follows:

                                                                                             October 31,       November 1,
                                                                                                1998              1997
                                                                                             -----------------------------
                                Change in benefit obligation
                                  Benefit obligation--beginning of year ...................   $(5,499)           $(6,569)
                                  Service cost ............................................       (36)              (296)
                                  Interest cost ...........................................      (404)              (466)
                                  Actuarial gain (loss) ...................................      (182)             1,777
                                  Curtailment gain ........................................        --                 55
                                                                                             -----------------------------
                                  Benefit obligation--end of year .........................    (6,121)            (5,499)
                                                                                             -----------------------------
                                Change in plan assets
                                  Fair value of plan assets--beginning of year ............     6,206              5,658
                                  Actual return on plan assets ............................       740                675
                                  Employer contributions ..................................        94                643
                                  Benefits paid ...........................................      (397)              (770)
                                                                                             -----------------------------
                                  Fair value of plan assets--end of year ..................     6,643              6,206
                                                                                             -----------------------------
                                  Funded status ...........................................       522                707
                                  Unrecognized prior service cost .........................       311                348
                                  Unrecognized net loss (gain) from past
                                  experience different from that assumed ..................       394                 84
                                  Unrecognized transition asset ...........................       (21)               (26)
                                  Adjustment required to recognize minimum liability ......      (188)                --
                                                                                             -----------------------------
                                Prepaid pension cost ......................................   $ 1,018            $ 1,113
                                                                                             =============================

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================

                    Pension expense consists of the following:

                                                                                 Fiscal 1998      Fiscal 1997      Fiscal 1996
                                                                                 ---------------------------------------------
                                Service cost--benefits earned during
                                  the period ...................................   $  36            $ 296             $ 308
                                Interest expense on benefit obligation .........     404              466               445
                                Expected return on plan assets .................    (471)            (469)             (396)
                                Amortization of prior service costs ............      37               37                 8
                                Amortization of unrecognized
                                  net loss (gain) ..............................      --               43               139
                                Amortization of unrecognized transition
                                  obligation (asset) ...........................      (5)              (9)              (12)
                                                                                 ---------------------------------------------
                                Total pension expense ..........................   $   1            $ 364             $ 492
                                                                                 =============================================

                    The discount rate used in determining the actuarial present value of the projected benefit obligation ranged from 6.75% to 7.25% at October 31, 1998 and from 7.25% to 7.5% at November 1, 1997. The expected long-term rate of return on plan assets was 8% at October 31, 1998 and November 1, 1997.

                    On September 30, 1997, the Company adopted an amendment to freeze all future benefit accruals relating to the plan covering administrative personnel. A curtailment gain of $55,000 was recorded related to this amendment.

                    At October 31, 1998, the accumulated benefit obligation exceeded the fair value of the plans' assets in the plan covering members of one union. The provisions of SFAS 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets; any portion of such additional liability which is in excess of the plan's prior service cost is reflected as a direct charge to equity, net of related tax benefit. Accordingly, at October 31, 1998 a liability of $188,000 is included in other long-term liabilities, an intangible asset equal to the prior service cost of $53,000 is included in other assets, and a charge of $81,000 net of deferred taxes of $54,000 is reflected as a minimum pension liability in stockholders' equity in the Consolidated Balance Sheet.

                    Multi-Employer Plans

                    Health, welfare and retirement expense was approximately $7,804,000 in fiscal 1998, $6,354,000 in fiscal 1997 and
                    $6,036,000 in fiscal 1996 under plans covering union employees. Such plans are administered through the unions involved. Under Federal legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan's unfunded vested benefits in the event of withdrawal (as defined by the legislation) from a plan or plan termination. The Company participates in a number of these pension plans and may have a potential obligation as a participant. The information required to determine the total amount of this contingent obligation as well as the total amount of accumulated benefits and net assets of such plans, is not readily available. However, the Company has no present intention of withdrawing from any of these plans, nor has the Company been informed that there is any intention to terminate such plans (see Note 15).

                    401(k)/Profit Sharing Plan

                    The Company maintains an employee 401(k) Savings Plan for all qualified non-union employees. Employees are eligible to participate in the Plan after completing one year of service (1,000 hours) and attaining age 21. Employee contributions are discretionary to a maximum of 15% of compensation. Effective October 1, 1997, the Company matches 25% of the employees' contributions up to 6% of employee compensation. The Company has the right to make additional discretionary contributions, which are allocated to each eligible employee in proportion to their eligible compensation, which was 2% for fiscal year 1998. 401(k) expense for the fiscal years ended October 31, 1998 and November 1, 1997 was approximately $480,000 and $12,000, respectively.

                    ANNUAL REPORT 1998
================================================================================

                    Note 17 -- Other Postretirement and Postemployment Benefits

                    Postretirement Benefits

                    The Company provides certain current and former officers with supplemental income payments and limited medical benefits during retirement. The Company recorded an estimate of deferred compensation payments to be made to the officers based on their anticipated period of active employment and the relevant actuarial assumptions at October 31, 1998 and November 1, 1997, respectively. The Company purchased life insurance to partially fund this obligation. The participants have agreed to certain non-compete arrangements and to provide continued service availability for consulting services after retirement.

                    A summary of the plan's funded status and the amounts recognized in the balance sheet as of October 31, 1998 and November 1, 1997 follows:

                                                                                              October 31,        November 1,
                                                                                                 1998               1997
                                                                                              ------------------------------
                                Change in benefit obligation
                                  Benefit obligation--beginning of year ...................    $(1,309)            $(1,240)
                                  Service cost ............................................        (39)                (18)
                                  Interest cost ...........................................        (88)                (90)
                                  Actuarial gain (loss) ...................................       (481)                 (8)
                                  Benefits paid ...........................................         42                  47
                                                                                              ------------------------------
                                Benefit obligation--end of year ...........................     (1,875)             (1,309)
                                                                                              ------------------------------
                                Change in plan assets
                                  Fair value of plan assets--beginning of year ............         --                  --
                                  Actual return on plan assets ............................         --                  --
                                  Employer contributions ..................................         --                  --
                                  Benefits paid ...........................................         --                  --
                                                                                              ------------------------------
                                  Fair value of plan assets--end of year ..................         --                  --
                                                                                              ------------------------------
                                Funded status .............................................     (1,875)             (1,309)
                                Unrecognized prior service cost ...........................         15                  36
                                Unrecognized net loss (gain) from past experience
                                  different from that assumed .............................        885                 414
                                                                                              ------------------------------
                                Accrued postretirement benefit cost .......................    $  (975)            $  (859)
                                                                                              ==============================

                    Net postretirement benefit expense consists of the following:

                                                                                 Fiscal 1998      Fiscal 1997      Fiscal 1996
                                                                                 ---------------------------------------------
                                Service cost--benefits earned
                                  during the period ............................    $ 39             $ 18              $ 16
                                Interest expense on benefit obligation .........      88               90                83
                                Expected return on plan assets .................      --               --                --
                                Amortization of prior service costs ............       2               --                --
                                Amortization of unrecognized
                                  net loss (gain) ..............................      30               38                30
                                Amortization of unrecognized
                                  transition obligation (asset) ................      --               --                --
                                                                                 ---------------------------------------------
                                Postretirement benefit expense .................    $159             $146              $129
                                                                                 =============================================

                    The assumed discount rate used in determining the postretirement benefit obligation as of October 31, 1998 and November 1, 1997 was 7.25% and 7.5%, respectively.

                    FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
                    Postemployment Benefits

                    Under SFAS No. 112, the Company is required to accrue the expected cost of providing postemployment benefits, primarily short-term disability payments, over the working careers of its employees.

                    The accrued liability under SFAS No. 112 as of October 31, 1998 and November 1, 1997 was $359,000 and $384,000,
                    respectively.

                    Note 18 -- Earnings Per Share

                                                                                Fiscal 1998     Fiscal 1997     Fiscal 1996
                                                                                -------------------------------------------
                                Net income ..................................      $1,780           $1,064          $1,396
                                Less: preferred stock dividends .............          --              (57)           (136)
                                                                                -------------------------------------------
                                Income available to common stockholders .....      $1,780           $1,007          $1,260
                                                                                ===========================================

                                Basic EPS ...................................       $1.59             $.90           $1.13
                                                                                ===========================================
                                Dilutive EPS ................................       $1.59             $.90           $1.13
                                                                                ===========================================
                                Weighted average shares outstanding .........   1,117,150        1,117,150       1,118,150
                                                                                ===========================================

                    Note 19 -- Noncash Investing and Financing Activities

                    The Company was required to make an additional investment in Wakefern of $450,000 for a new store opened during fiscal 1998. In conjunction with the investment, liabilities were assumed for the same amount.

                    A capital lease obligation of $12,910,000 was incurred when the Company entered into a lease for a new store in fiscal 1998.

                    During fiscal 1998, the Company purchased a building in Linden, New Jersey for $606,000 and obtained financing for $1,500,000. The additional financing of $894,000 was used to purchase equipment at a later date.

                    At October 31, 1998, the Company had an additional minimum pension liability of $188,000, a related intangible of $53,000 and a direct charge to equity of $81,000, net of deferred taxes of $54,000.

                    A capital lease obligation of $4,184,000 was incurred when the Company entered into a lease for a store in a sale/leaseback transaction during fiscal 1997.

                    During fiscal 1996, the Company acquired additional property and equipment for $13,181,000. In conjunction with the acquisition, liabilities were assumed as follows:

                                Cost of property and equipment acquired .............   $13,181
                                Cash paid ...........................................    (6,645)
                                                                                        -------
                                Liabilities assumed .................................   $ 6,536
                                                                                        =======

                    In addition, a capital lease obligation of $5,610,000 was incurred in fiscal 1996 when the Company entered into a lease for a new store.

                    The Company was required to make an additional investment in Wakefern for $900,000 for the two new stores opened during fiscal 1996. In conjunction with the investment, liabilities were assumed for the same amount.

                    At November 2, 1996, the additional minimum pension liability of $880,000, the related intangible of $74,000 and the direct charge to equity of $806,000 were reversed since the Company's defined benefit plans' assets exceeded the accumulated benefit obligations.

                    ANNUAL REPORT 1998
================================================================================

                    Note 20 -- Year 2000

                    The Company is currently working to resolve the potential impact of the Year 2000 ("Y2K") problem on the processing of date-sensitive information by the Company's computerized information systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. The Company is currently in the process of addressing the problem by identifying all computer-based systems and applications, including embedded chip systems, assessing the Y2K compliancy of the systems, upgrading or replacing any systems that are not currently Y2K compliant, and testing the systems. The Company is also participating in the same process with Wakefern to determine that all jointly operated systems will meet Y2K compliancy. The Company estimates that all critical systems and applications will be Y2K compliant by the end of fiscal 1999 and does not currently expect the costs of addressing and correcting the systems to have a material effect on the financial condition of the Company.

                    The Company is also assessing the possible effects on its operations of Y2K problems of outside suppliers and services and is in the process of developing contingency plans to provide alternatives to ensure that business operations are not significantly impacted by Y2K related system failures, whether internal or external. Since the Company cannot fully anticipate the effects of noncompliance by outside suppliers and services, there could be possible failure of critical systems which could result in the interruption of the Company's operations and have a material adverse effect on the Company's financial position.

                    Note 21 -- Unaudited Summarized Consolidated Quarterly Information

                    Summarized quarterly information for the years ended October 31, 1998 and November 1, 1997 was as follows:

                                                                                 Thirteen Weeks Ended
                                                                  --------------------------------------------------
                                                                  January 31,    May 2,     August 1,    October 31,
                                                                     1998         1998        1998          1998
                                                                  --------------------------------------------------
                                Sales .........................    $170,231     $166,245    $176,172       $184,710
                                Gross profit ..................      42,434       42,425      44,634         47,241
                                Net income ....................         783          258         255            484
                                Earnings available per
                                  basic and diluted share .....         .70          .23         .23            .43

                                                                                 Thirteen Weeks Ended
                                                                  --------------------------------------------------
                                                                  February 1,    May 3,     August 2,    November 1,
                                                                     1997         1997        1997          1997
                                                                  --------------------------------------------------
                                Sales .........................    $163,356     $155,986    $161,128       $156,261
                                Gross profit ..................      40,588       39,766      40,904         39,709
                                Net income ....................         176           72         245            571
                                Mandatory preferred stock
                                  dividend requirement ........         (34)         (23)         --             --
                                Earnings available to
                                  common stock ................         142           49         245            571
                                Earnings available per basic
                                  and diluted share ...........         .13          .04         .22            .51

                    Note 22 -- Subsequent Events

                    Effective November 19, 1998, the required investment in Wakefern increased. The maximum required investment per store was increased from $450,000 to $500,000. This resulted in a total increase in the investment in Wakefern by $1,286,000 and a related increase in the obligations due Wakefern for the same amount. The obligation is non-interest bearing and is payable over the next four years.

================================================================================
INDEPENDENT
AUDITORS'
REPORT

                    Board of Directors and Shareholders
                    Foodarama Supermarkets, Inc.
                    Freehold, New Jersey

                    We have audited the accompanying consolidated balance sheets of Foodarama Supermarkets, Inc. and Subsidiaries as of October 31, 1998 and November 1, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended October 31, 1998, November 1, 1997 and November 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Foodarama Supermarkets, Inc. and Subsidiaries as of October 31, 1998 and November 1, 1997 and the results of their operations and their cash flows for the fiscal years ended October 31, 1998, November 1, 1997 and November 2, 1996 in conformity with generally accepted accounting principles.



                    /s/ Amper, Politziner & Mattia, P.A.

                    January 22, 1999
                    Edison, New Jersey

                                 #

Designed by Curran & Connors, Inc.

[LOGO]

FOODARAMA SUPERMARKETS, INC.
922 Highway 33, Building 6, Suite 1, Howell, New Jersey 07731
(732) 462-4700

                           For Shares of Common Stock

                          FOODARAMA SUPERMARKETS, INC.
                  PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby constitutes and appoints Joseph J. Saker and Richard
J. Saker and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of Common Stock of FOODARAMA SUPERMARKETS, INC. registered in the name of the undersigned at the close of business on February 23, 1999, at the 1999 Annual Meeting of Shareholders of said Company which will be held on Wednesday, April 7, 1999 at 922 Highway 33, Building 6 Suite 1, Howell, New Jersey at 10:30 a.m., local time, or any adjournment or adjournments thereof, for the purposes more fully described in the accompanying Proxy Statement, and in their discretion, on other matters which properly come before the meeting. The Board of Directors recommends a vote "FOR" such proposals.

                (Continued and to be Signed on the Reverse Side)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                          FOODARAMA SUPERMARKETS, INC.

                                  April 7, 1999




                 Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

                  FOR    WITHHELD                                                                             FOR  AGAINST  ABSTAIN
1. Election of    [ ]      [ ]       Nominees:  Joseph J. Saker     2.  The Proxy is authorized to act upon  [ ]    [ ]      [ ]
   Directors.                                   Richard J. Saker        matters  which are  incident to the
                                                Charles T. Parton       conduct  of  the   meeting  and  to
                                                Albert Zager            transact such other business as may
                                                                        properly come before the meeting.

INSTRUCTION:  To withhold  authority  to                                 This Proxy, when properly executed,
vote for any individual  nominee, write                             will be  voted  in the  manner  directed
that nominee's name here:                                           herein by the  undersigned  stockholder.
                                                                    Unless  otherwise   indicated  above  or
_______________________________________                             unless this Proxy is revoked, the shares
                                                                    represented  by this Proxy will be voted
                                                                    for the slate on  Directors,  and in the
                                                                    discretion  of said  Proxy on any  other
                                                                    matter  which may  properly  come before
                                                                    the meeting or any adjournments thereof.


                                                                                                I will attend [ ]   I will  not [ ]
                                                                                          the Annual Meeting.        attend the
                                                                                                                         Annual
                                                                                                                        Meeting.



SIGNATURE______________________________________ DATE____________ SIGNATURE_____________________________________ DATE _______________

(IMPORTANT):  (Please  sign your name  exactly as your name  appears on the label  affixed  hereto,  and when  signing as  attorney, executor, administrator,  trustee or guardian, please give the full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer, or if a partnership, sign in partnership name by an authorized person.)